As filed with the Securities and Exchange Commission on September 24, 2003

                                                      Registration No. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                          13-3949418
       (State or Other Jurisdiction              (I.R.S. Employer
            of Incorporation or               Identification Number)
               Organization)

                               625 Madison Avenue
                            New York, New York 10022
                                 (212) 421-5333
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

            Stuart J. Boesky                         With copies to:
 President and Chief Executive Officer            Mark Schonberger, Esq.
           625 Madison Avenue             Paul, Hastings, Janofsky & Walker LLP
        New York, New York 10022                   75 East 55th Street
             (212) 421-5333                      New York, New York 10022
(Name, Address, Including Zip Code, and               (212) 318-6000
Telephone Number, Including Area Code,
         of Agent  For Service)


        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                              --------------------

                                    CALCULATION OF REGISTRATION FEE
======================================================================================================
                                                                          Proposed
                                                          Proposed        Maximum
        Title of each class of                             Maximum       Aggregate       Amount of
              securities                Amount to Be   Offering Price     Offering     Registration
           to be registered              Registered     Per Unit (1)     Price (1)        Fee (1)
======================================================================================================
Common shares of beneficial interest,
    par value $.001 per share              575,705           $19.31     $11,116,863        $899.35
Preferred shares of beneficial
    interest (2)
======================================================================================================

 1. Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, and based upon the average high and low closing sales price on the American Stock Exchange on September 23, 2003.
 2. Such indeterminate number of shares as may from time to time be issued at indeterminate prices registered hereunder.


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

================================================================================
                              Subject to Completion
================================================================================
                 Preliminary Prospectus dated September 24, 2003

================================================================================
The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

                                -----------------

                  575,705 Common Shares of Beneficial Interest


        We are Charter Municipal Mortgage Acceptance Company, a statutory trust formed under the laws of the State of Delaware. This prospectus relates to the offer and sale from time to time by the person listed under the "Selling Shareholder" section of this prospectus of up to 575,705 of our common shares of beneficial interest.

        Our common shares trade on the American Stock Exchange under the symbol "CHC." The selling shareholder, from time to time, may offer the common shares covered by this prospectus on the American Stock Exchange or otherwise at prices to which it agrees, as more fully described under the "Plan of Distribution" section of this prospectus.

        We will not receive any proceeds from the sale of the common shares by the selling shareholder. We have agreed to bear the expenses of registering the common shares covered by this prospectus under federal and state securities laws.

        The selling shareholder and any agents or broker-dealers that participate with the selling shareholder in the distribution of the common shares covered by this prospectus may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them on the resale of the common shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

                                -----------------

        Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under "Risk Factors" beginning on page 4 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                -----------------

                The date of this prospectus is           , 2003.






================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

FORWARD LOOKING INFORMATION...................................................ii

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS...................................................................4

OUR COMPANY...................................................................24

DESCRIPTION OF OUR SHARES.....................................................28

USE OF PROCEEDS...............................................................36

FEDERAL INCOME TAX CONSIDERATIONS.............................................36

SELLING SHAREHOLDER...........................................................41

PLAN OF DISTRIBUTION..........................................................42

EXPERTS.......................................................................42

LEGAL MATTERS.................................................................43

WHERE YOU CAN FIND MORE INFORMATION...........................................43

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................43

                           FORWARD-LOOKING INFORMATION

        Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our Company include, but are not limited to those set forth under the heading "Risk Factors" in any supplement to this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

                               PROSPECTUS SUMMARY

        This summary highlights information included elsewhere in or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should read the following summary together with the more detailed information included or incorporated by reference in this prospectus, including risk factors regarding our business and the common shares being offered hereby.

In this prospectus, we refer to:

        o Charter Municipal Mortgage Acceptance Company together with its subsidiaries (unless the context otherwise requires) as "we," "us," "our," or "our Company";

        o  Related Charter, LP, our external manager, as "Related Charter";

        o Charter Mac Corporation, our internal manager and wholly-owned subsidiary, as "CM Corp.";

        o  Related Charter and CM Corp., collectively, as our "Manager";

        o  Related Capital Company as "Related Capital"; and

        o  The Related Companies, L.P. as "TRCLP."

Our Company

    Overview

        We are Charter Municipal Mortgage Acceptance Company, a statutory trust formed under the laws of the State of Delaware. We are principally engaged in the acquisition and ownership (directly and indirectly through our subsidiaries) of federally tax-exempt multifamily housing revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income. Most of our investments are held indirectly through our subsidiaries.

        CM Corp. is our wholly-owned, consolidated subsidiary that conducts most of our taxable business. CM Corp. conducts any fee-generating activities in which we engage and provides management services to us. Through CM Corp., we (i) originate and service mortgages for third parties and (ii) guarantee tax credit equity returns and mortgage loans for a fee.

        CM Corp. currently owns approximately 84% of the outstanding capital stock of PW Funding Inc. (which we refer to as "PW Funding"), a national mortgage banking firm specializing in multifamily housing. CM Corp. expects to acquire the remaining outstanding capital stock of PW Funding over the next 6 to 18 months.

        As of the date of this prospectus, we have 41,295,261 common shares outstanding. Our common shares are listed for trading on the American Stock Exchange under the symbol "CHC." We have also issued two separate series of preferred shares designated Convertible Community Reinvestment Act Preferred Shares. We collectively refer to both series of our Convertible Community Reinvestment Act Preferred Shares as our "CRA Shares" throughout this prospectus. Our CRA Shares are entitled to the same economic benefits as our common shares but receive a preference with respect to certain regulatory benefits which are described herein. Our CRA Shares, which are not listed on any exchange, are convertible into our common shares. As of the date of this prospectus, we have 6,892,356 CRA Shares outstanding which are convertible into 6,774,655 of our common shares.

    Tax Status

        We and our subsidiaries (excluding CM Corp. and PW Funding) are each either classified as a partnership or disregarded for federal income tax purposes and thus are not subject to federal income taxation. As such, we pass through to our shareholders, in the form of distributions, income (including federally tax-exempt income) derived from our investments without paying federal income tax on that income. Although the exact percentage will vary from time to time, we estimate that for the year ending December 31, 2003, no less than 95% of our distributions to our shareholders will be excludable from their gross income for federal income tax purposes. For the calendar year ended December 31, 2002, approximately 96% of our distributions consisted of federally tax-exempt income. See "Risk Factors--Risks relating to our Company and the operation of our business--Our classification as a publicly-traded partnership is not free from doubt and could be challenged" and "Federal Income Tax Considerations," below.

    Our Current Management

        We currently operate our day-to-day activities and select our investments utilizing the services and advice provided by CM Corp. and Related Charter, an affiliate of Related Capital. CM Corp. and Related Charter provide these management services to us pursuant to management agreements between (i) CM Corp. and/or Related Charter and us, and (ii) CM Corp. and each of our subsidiaries. For purposes of simplifying the description of our management arrangement in this prospectus, we refer to CM Corp. and Related Charter, collectively, as our "Manager."

        Our Manager has subcontracted its obligations under the management agreements to Related Capital and uses Related Capital's resources and real estate and investment expertise to advise us and provide us with services. The management team that provides us with investment advice has an average of 13 years of experience with our Manager and/or Related Capital and 19 years of experience in the real estate industry.

    Our Proposed Acquisition of Related Capital

        On December 18, 2002, we announced that a newly-formed, wholly-owned subsidiary of our Company, which we refer to as the "CharterMac Sub," had entered into an agreement to acquire 100% of the ownership interests in and substantially all of the businesses operated by Related Capital (other than specific excluded interests). We anticipate paying total consideration of up to $338 million in connection with the acquisition. The acquisition will result in our being an internally-managed company.

        Related Capital, a privately held general partnership, is one of the nation's leading financial services providers for the multifamily housing industry, with a strong core focus on affordable housing. Related Capital, through investment programs it sponsors, has an indirect ownership interest in the largest portfolio of multifamily units in the country. Formed in 1972 through a predecessor entity, Related Capital has amassed a track record with investors and multifamily developers, having provided debt (primarily through us) and equity financing for over 1,300 properties located throughout the United States. Related Capital also provides asset management and loan servicing for a portfolio of real estate and loans which was valued at over $18.7 billion at December 31, 2002 (of which $4.7 billion was our loans). Related Capital and its affiliates have sponsored more than 260 public and private real estate investment programs in the form of real estate investment trusts (REITs), statutory trusts, limited liability companies and limited partnerships, which have raised in excess of $6.0 billion in equity from over 107,000 institutional and retail investors.

        Related Capital generates cash flow predominately from: acquisition and partnership management fees in connection with its capital raising and sponsorship of investment programs; investment fees associated with acquisition and disposition activities of each investment program; and asset management and advisory fees associated with on-going administration of each investment program.

        The selling principals of Related Capital include its four executive managing partners (Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer and Denise L. Kiley), two of whom are members of our board of trustees, and an affiliate of TRCLP, which is a New York limited partnership with a majority of its equity owned by Stephen M. Ross, who is also the Chairman of our board of trustees. We collectively refer to the selling principals of Related Capital as the "Related Principals."

        Following the completion of our proposed acquisition, the economic interest in our Company of (i) TRCLP will equal approximately 17.7% and (ii) our management and the Related Principals (other than TRCLP) will equal approximately 8.7%.

        Our proposed acquisition of Related Capital is still subject to customary conditions, including receipt of the affirmative vote of the holders of a majority of our common shares. Common shareholders of record on August 1, 2003 are entitled to vote on the proposed acquisition of Related Capital at our annual meeting of shareholders, scheduled to occur on October 29, 2003. Definitive proxy materials with respect to the proposed acquisition were filed with the SEC on September 5, 2003 and mailed to our common shareholders of record on or about September 9, 2003.

Securities That May Be Offered

        This prospectus relates to the offer and sale from time to time by the person listed under the "Selling Shareholder" section of this prospectus of up to 575,705 common shares which may be issued upon conversion of our Series A Community Reinvestment Act Preferred Shares held by the selling shareholder. Our Series A Community Reinvestment Act Preferred Shares, which are one of our two series of CRA Shares, are referred to as "Series A CRA Shares" throughout this prospectus. Our Series A CRA Shares are convertible into our common shares on a one for one basis. The Series A CRA Shares held by the selling shareholder were sold to the selling shareholder in a private placement under the Securities Act of 1933, as amended. We are registering the common shares covered by this prospectus to satisfy our obligations under a registration rights agreement with the selling shareholder.

        We will not receive any cash proceeds from the sale of our common shares by the selling shareholder.

Risk Factors

        Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under "Risk Factors" beginning on page 4 of this prospectus.

                                  RISK FACTORS

        An investment in our common shares involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase our common shares. If any of the following risks actually occur, our business, prospects, results of operations and financial condition would likely suffer. In these circumstances, the market price and value of our common shares could decline, and you may lose all or part of the money you paid to buy our common shares. This section includes or refers to certain forward-looking information. You should refer to the explanation of the qualifications and limitations on such forward-looking information discussed on page ii of this prospectus.

    Risks relating to our Company and the operation of our business

Our income is subject to the risks of investments in affordable multifamily rental residential properties.

        We derive a substantial portion of our income by investing in revenue bonds secured by affordable multifamily rental residential properties. Investing in such revenue bonds subjects us to various types and degrees of risk that could adversely affect the value of our assets and our ability to generate revenues, net income and cash available for distributions to shareholders, including the following:

        o the property securing a revenue bond does not generate sufficient income to meet its operating expenses and payments on its related revenue bond;

        o local, regional or national economic conditions may limit the amount of rent that can be charged for rental units at the properties, and may result in a reduction in rent payments or the timeliness of rent payments or a reduction in occupancy levels;

        o occupancy and rent levels may be affected by construction of additional housing units and national, regional and local politics, including current or future rent stabilization and rent control laws and agreements;

        o federal LIHTCs and city, state and federal housing subsidy or similar programs which apply to many of the properties impose rent limitations and could adversely affect the ability to increase rents to generate the funds necessary to maintain the properties in proper condition, which is particularly important during periods of rapid inflation or declining market value of such properties; and

        o if a revenue bond defaults, the value of the property securing such revenue bond (plus, for properties that have availed themselves of the federal LIHTCs, the value of such credit) may be less than the unamortized principal amount of such revenue bond.

We and our shareholders are dependent on our Manager.

        We and our subsidiaries (with the exception of PW Funding) currently have no employees (although, for administrative convenience, we have appointed officers) and our shareholders have no right or power to take part in the management of our Company or our subsidiaries. All decisions with respect to the management or control of our Company and our subsidiaries, subject to the supervision of our board of trustees (or the applicable subsidiaries board of directors), are currently made exclusively by our Manager. This includes, without limitation, the determination as to how we and our subsidiaries choose our investments.

        We and each of our subsidiaries (with the exception of PW Funding) have entered into separate management agreements with Related Charter and/or CM Corp. pursuant to which they provide each respective entity with investment advice, portfolio management and all of the other services vital to such entity's operations. The term of each of our management agreements is one year, and the term of our subsidiaries' management agreements is generally 5 years. Neither we nor our subsidiaries may terminate our respective management agreements prior to the end of each term other than for cause. Thereafter, each management agreement may be renewed, subject to evaluation of the performance of our Manager by the relevant entity's board of trustees (or directors). Each management agreement may be terminated (i) without cause by our Manager, or (ii) for cause by a majority of such entity's independent trustees (or directors), in each case without penalty and each upon 60 days' prior written notice to the non-terminating party. If our management agreements with our Manager are terminated, each of our subsidiaries' respective management agreements with our Manager will automatically terminate. Our success, to a large extent, currently depends on the identification and selection of attractive investments and the general quality of our Manager. If our Manager terminates any of these entities' management agreements, such entity may not be able to find an adequate replacement manager.

        If our proposed acquisition of Related Capital is consummated, we will become an internally-managed company and this risk will no longer be applicable.

Potential conflicts of interest may arise due to competition with our Manager, Related Capital and Affiliates.

        Our Manager has subcontracted with Related Capital to provide the services which our Manager is required to provide under management agreements with us and our subsidiaries (with the exception of PW Funding). There are risks involved with this arrangement. Under these management agreements, Related Charter and Related Capital are permitted to act as manager to other clients or investment vehicles (affiliated or otherwise) which invest in tax-exempt debt instruments. To the extent that other programs with similar investment objectives have funds available for investment at the same time as we do, and/or an investment is suitable for more than one such entity, conflicts of interest could arise as to which entity should acquire the investment.

        We have invested in, and may invest in, revenue bonds secured by properties in which either direct or indirect affiliates of Related Capital own equity interests in the borrower, which raises an ongoing inherent conflict of interest. Such conflicts of interest with respect to these revenue bonds include, among others, decisions regarding (i) whether to waive defaults of such affiliate, (ii) whether to foreclose on a loan, and (iii) whether to permit additional financing on the properties securing our investments other than financing provided by us.

        Our trust agreement contains restrictions with regard to investments with affiliates of Related Capital.

        If our proposed acquisition of Related Capital is consummated, we will become an internally-managed company and this risk will no longer be applicable, although we will continue to have potential conflicts of interest with TRCLP and its affiliates. See "Risk Factors--Risks in connection with our proposed acquisition of Related Capital--Potential conflicts of interest may arise due to future competition with TRCLP."

We may suffer adverse consequences from changes in interest rates.

        An increase in market interest rates may reduce the carrying value of our investments, including our residual interests in tax-exempt securitization transactions, decrease the amount we could realize on the sale of those investments and adversely affect the amount of funds available for distribution to the our shareholders. Since a significant portion of our investments represent residual interests in revenue bonds or other securities whose cash flow is first used to pay senior securities with short-term floating interest rates, any increase in short-term interest rates will increase the amount of interest we are required to pay on the senior securities and reduce the cash flow from our residual interests and could adversely affect the market value of our shares by reducing the amount of cash available for distribution to our shareholders.

        A decrease in market interest rates may lead to the refinancing of some of the revenue bonds we own, through redemption thereof by the issuing entities or the borrowers. We may not be able to reinvest the proceeds of any such redemption in a comparable revenue bond at an attractive rate of return. In addition, we may not be able to purchase new revenue bonds at the same interest rates as we have in the past. This may affect our ability to generate sufficient income to make distributions and other payments in respect of our shares.

Possible difficulty of mortgage principal repayment with respect to our revenue bonds may affect us.

        Full principal or the unamortized balance of a mortgage loan is generally required to be repaid as a lump-sum "balloon" payment. A portion of the tax-exempt revenue bonds held by us and our subsidiaries have balloon payments. If revenue bonds are put by us on their put dates (which are prior to their maturity dates), all of such revenue bonds will also require balloon payments. The ability of the property owners to repay the mortgage loans with balloon payments is dependent upon their ability to sell the properties securing our investments or obtain refinancing. The revenue bonds in our existing portfolio are not, and future revenue bonds we purchase are not expected to be, personal obligations of the property owners. Accordingly, we are dependent solely on the performance and value of the properties securing our investments for income and repayment.

We have no recourse against state or local governments or property owners upon default of our revenue bonds or upon the bankruptcy of an owner of properties securing our revenue bonds.

        Although state or local governments or their agencies or authorities issue the revenue bonds we purchase, the revenue bonds are not general obligations of any state or local government. No government is liable to repay the revenue bonds, nor is the taxing power of any government pledged for the payment of principal or interest on the revenue bonds. An assignment by the issuing government agency or authority of the mortgage loan to the owner of the related properties in favor of a bond trustee on behalf of us or one of our subsidiaries, or in some cases, an assignment directly to the bondholder, secures the applicable revenue bond we own. The loan is secured by a mortgage on the related property or properties and an assignment of rents. The underlying mortgage loans are nonrecourse to the property owner other than customary recourse carve-outs for bad acts such as fraud; that is, the owners of the properties securing the revenue bonds that we own are liable for the payment of principal and interest under the loans only to the extent of cash flow from, and sale or refinancing proceeds of, such properties. Accordingly, the revenue derived from the operation of the properties securing the revenue bonds that we own and amounts derived from the sale, refinancing or other disposition of the properties are the sole sources of funds for payment of principal and interest on the revenue bonds.

        Our revenue may also be adversely affected by the bankruptcy of an owner of properties securing the revenue bonds that we directly or indirectly own. An owner of properties under bankruptcy protection may be able to forcibly restructure its debt service payments and stop making, temporarily or otherwise, debt service payments to us. Our rights in this event would be defined by applicable law.

Some of the properties underlying our revenue bonds are owned by charities.

        As of June 30, 2003, nine of our revenue bonds with an aggregate carrying value of approximately $84.6 million were issued on behalf of non-profit organizations described in Section 501(c)(3) of the Code and finance low income multifamily properties or facilities for the elderly. Because an allocation of a state's volume cap is not needed for these revenue bonds, they may be more readily available than revenue bonds which require an allocation of volume cap. However, because charities are not profit-motivated, they may not operate properties as efficiently as for-profit owners. Many charities are thinly capitalized and are unable to invest significant amounts of equity into affordable multifamily properties acquired by them. This may increase the likelihood of default because the charity (i) may not have the capital required to operate and maintain the property if the cash flow expected to be generated by rental income is less than expected or (ii) may be more willing to abandon a property experiencing financial difficulty because its investment is minimal. In addition, investing in revenue bonds owned by charities is subject to other risks, including:

        o  changes in governmental sponsorship of subsidized programs;

        o subsidization of indigent persons who use their facilities, which may reduce the cash flow available to pay debt service on revenue bonds secured by such facilities;

        o the possibility that a charity's status as an exempt organization could be revoked or the possibility that the property is sold to a person which is not an exempt organization that is described in
           Section 501(c)(3) of the Code, for example, as a result of a foreclosure sale, thereby resulting in the interest on the revenue bonds issued for the benefit of such charity becoming includable in gross income for purposes of federal income taxation from the date of issue of the respective revenue bond; and

        o the inability of the owner of the revenue bond to recover sufficient value in the event of a default and subsequent foreclosure, because of the loss of the benefit of the tax-exempt financing and, in some cases, real estate tax abatements, unless the project is promptly resold to another qualifying non-profit organization.

There may be negative effects of requirements with respect to rent restrictions and permissible income of occupants of properties securing our revenue bonds.

        All of the properties securing our revenue bonds are subject to certain federal, state and/or local requirements with respect to the permissible income of their tenants. The LIHTC program and, often, state or local law establish a rent ceiling for some or all tenants. In addition, pursuant to the Code, all of the properties securing our revenue bonds are required to have at least 20% (and in the case of low income properties owned by most charities, up to 75%) of the units reserved for occupancy by low or moderate income persons or families. The Code provides that, as a general rule, for revenue bonds issued on or after January 1, 1986, the income limitations for low or moderate income tenants will be adjusted for family size. Since federal subsidies are not generally available in connection with the mortgage loans, rents must be charged on such portions of the units at a level to permit such units to be continuously occupied by low or moderate income persons or families. As a result, such rents may not be sufficient to cover all operating costs with respect to such units and debt service on the related revenue bond. In such event, the rents on the remaining units may have to be higher than they would otherwise be and may, therefore, exceed competitive rents, which may adversely affect the occupancy rate of a property securing an investment and the developer's ability to service its debt.

We are subject to construction completion and rehabilitation risks.

        As of June 30, 2003, revenue bonds with an aggregate carrying value of approximately $520 million were secured by affordable multifamily housing properties which are still in various stages of construction and revenue bonds with an aggregate carrying value of approximately $103 million were secured by affordable multifamily housing properties which are undergoing substantial rehabilitation. Construction and/or rehabilitation of such properties generally takes approximately 12 to 24 months. The principal risk associated with this type of lending is the risk of noncompletion of construction or rehabilitation which may arise as a result of: (i) underestimated initial construction or rehabilitation costs; (ii) cost overruns; (iii) delays; (iv) failure to obtain governmental approvals; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer. If a mortgage loan is called due to construction and/or rehabilitation not being completed as required in the mortgage loan documents, we may incur certain costs and be required to invest additional capital in order to preserve our investment.

The properties securing certain of our revenue bonds, which are currently in a lease-up stage, may experience financial distress if they do not meet occupancy and debt service coverage levels sufficient to stabilize such properties.

        As of June 30, 2003, revenue bonds in our portfolio with a carrying value of approximately $430 million are secured by mortgages on properties which are currently in a lease-up stage. The lease-up of these underlying properties may not be completed on schedule or at anticipated rent levels, resulting in a greater risk that such revenue bonds may go into default than bonds secured by mortgages on properties that are stabilized. Moreover, there can be no assurance that the underlying property will achieve expected occupancy or debt service coverage levels.

Other parties may have the first right to income from and principal of, and control of foreclosure on, some of our investments.

        As of the date of this prospectus, a substantial portion of our investments consist of revenue bonds that are subordinated or that represent interests in bonds, notes or other instruments that may be junior in right of payment to other bonds, notes or instruments. There are risks in investing in subordinated revenue bonds and other junior residual interests that could adversely affect our ability to make expected distributions to our shareholders, including:

        o the risk that borrowers may not be able to make payments on both the senior and the subordinated revenue bonds or interests, resulting in us, as a holder of the subordinated revenue bond or junior residual interest, receiving less than the full and timely payments of interest and principal;

        o the risk that short-term interest rates rise significantly, which would increase the amounts payable to the holders of the senior interests created through our securitizations and reduce the amounts payable to us or our subsidiaries as holders of the junior residual interests; and

        o the possibility that the holders of the senior revenue bonds or senior interests created through our securitizations may control the ability to enforce remedies, limiting our ability to take actions that might protect our interests.

Because we hold most of our investments through our subsidiaries, our shareholders are effectively subordinated to the liabilities and preferred equity of our subsidiaries.

        We hold most of our investments through our subsidiaries. Since we own only common equity of our subsidiaries, we, and therefore holders of our shares, are effectively subordinated to the liabilities and preferred equity of our subsidiaries, which at June 30, 2003, aggregated approximately $1.1 billion. In particular, the holders of the preferred shares of one of our subsidiaries, Charter Mac Equity Issuer Trust (which we refer to as the "Equity Trust") are entitled to receive preferential distributions with respect to revenues generated by investments held directly or indirectly through it, which constitute a substantial portion of our assets. Similarly, holders of senior interests created through our securitization programs have a superior claim to the cash flow from the revenue bonds deposited in such programs. Accordingly, a portion of the earnings on our investments will not be available for distribution on our common shares.

Certain of the revenue bonds held by us and our subsidiaries have been pledged.

        A significant portion of our revenue bond portfolio has been pledged in support of our securitizations, credit enhancement activities and warehouse borrowing. The carrying value of the pledged bonds varies from time to time. As of June 30, 2003, the carrying value of the aggregate amount of all pledged bonds is approximately $1.3 billion. Upon the occurrence of a default under one or more of the programs in connection with which our revenue bonds are pledged, those bonds could be liquidated and the proceeds of such liquidation applied to cure such default. Such liquidation and application would reduce the amount of interest available for distributions to our shareholders and would also potentially trigger other defaults, which could lead to additional liquidations of the pledged revenue bonds.

Our revenue bonds and mortgage loans may be considered usurious.

        State usury laws establish restrictions, in certain circumstances, on the maximum rate of interest that may be charged by a lender and impose penalties on parties making usurious loans, including monetary penalties, forfeiture of interest and unenforceability of the debt. Although we do not intend to acquire revenue bonds secured by mortgage loans at usurious rates, there is a risk that our revenue bonds and mortgage loans could be found to be usurious as a result of uncertainties in determining the maximum legal rate of interest in certain jurisdictions, especially with respect to participating or otherwise contingent interest. Therefore, the amount of interest to be charged and our return on our revenue bonds will be limited by state usury laws. In order to minimize the risk of investing in a revenue bond at a usurious rate, our trust agreement requires our Manager to obtain an opinion of local counsel to the effect that the interest rate of a proposed revenue bond is not usurious under applicable state law. We also generally obtain an opinion of local counsel to the effect that the interest on the proposed mortgage loan is not usurious. To obtain such opinions, we may have to agree to defer or reduce the amount of interest that can be paid in any year. Some states may prohibit the compounding of interest, in which case we may have to agree to forego the compounding feature of our revenue bonds originated in those states.

There are risks associated with DUS lending.

        Through PW Funding's DUS program, we originate loans which are thereafter purchased by Fannie Mae. PW Funding retains a first loss position with respect to loans that it originates and sells to Fannie Mae. PW Funding assumes responsibility for a portion of any loss that may result from borrower defaults, based on the Fannie Mae loss sharing formulas, Levels I, II, or III. As of June 30, 2003, all of PW Funding's loans consisted of Level I loans. For such loans, PW Funding is responsible for the first 5% of the unpaid principal balance and a portion of any additional losses to a maximum of 20% of the original principal balance. Level II and Level III loans carry a higher loss sharing percentage. Any remaining loss is sustained by Fannie Mae.

        Under the terms of the Master Loss Sharing Agreement between Fannie Mae and PW Funding, PW Funding is responsible for funding 100% of mortgagor delinquency (principal and interest) and servicing (taxes, insurance and foreclosure costs) advances until the amounts advanced exceed 5% of the unpaid principal balance at the date of default. Thereafter, for Level I loans, PW Funding may request interim loss sharing adjustments which allow PW Funding to fund 25% of such advances until final settlement under the Master Loss Sharing Agreement. No interim sharing adjustments are available for Level II and Level III loans.

There are risks associated with credit enhancement.

        Through CM Corp., we provide credit enhancement to third parties for a fee. If such third parties default on their obligations on which CM Corp. provided credit enhancement, CM Corp. would be called upon to make the related payment, which could be in an amount that is far in excess of the fee obtained for its credit enhancement. In addition, we often guarantee CM Corp.'s obligations under its credit enhancement transactions. As of June 30, 2003, our maximum risk associated with these credit enhancement transactions was approximately $67.5 million.

There is no assurance that CM Corp.'s fee-generating activities will be profitable.

        CM Corp. is our wholly-owned, consolidated subsidiary that conducts most of our taxable business. CM Corp. conducts any fee-generating activities in which we engage and provides management services to us. Through CM Corp., we (i) originate and service mortgages for third parties and (ii) guarantee tax credit equity returns and mortgage loans for a fee. These fee generating activities are significantly different from the majority of our historical investment business where revenue bonds are held and income is generated primarily through receipt of interest payments. There can be no assurance that CM Corp.'s fee-generating activities will be profitable.

The portion of our distributions that represent federally tax-exempt income could decrease based on the proportion of our future taxable business.

        In the future, if the taxable dividend income distributed by CM Corp. to us grows as a percentage of our consolidated net income, if we invest in a larger percentage of taxable investments or if we engage in other taxable fee generating business, the percentage of our net income distributed to our shareholders that is federally tax-exempt to them is likely to decrease.

First loss and non-investment grade subordinated interests are subject to increased risk of loss.

        We have invested indirectly in subordinated Commercial Mortgage Backed Securities ("CMBS") through our ownership of a preferred membership interest in ARCap Investors L.L.C. ("ARCap"). Subordinated CMBS of the type in which ARCap invests typically include "first loss" and non-investment grade subordinated interests. A first loss security is the most subordinate class in a structure and accordingly is the first to bear the loss upon a default or restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal, and is often not assigned an investment rating.

        Accordingly, such classes are subject to a greater risk of loss of principal and non-payment of interest than more senior, rated classes. The market values of subordinated interests in CMBS and other subordinated securities tend to be more sensitive to changes in economic conditions than more senior, rated classes. As a result of these and other factors, subordinated interests generally are not actively traded and are relatively illiquid investments. With respect to our investment in ARCap, our ability to transfer our membership interest in ARCap is further limited by the terms of ARCap's operating agreement.

Certain types of losses are uninsured.

        There are certain types of losses (generally of a catastrophic nature, such as toxic mold, earthquakes, floods, terrorism and wars) which are either uninsurable or not economically insurable. Should a disaster of this type occur to, or cause the destruction of, one of the properties securing a revenue bond that we directly or indirectly own, it is possible that we could lose our invested capital, anticipated future revenue and anticipated profit.

Our investments are illiquid.

        Our investments lack a regular trading market. There is no limitation in our trust agreement or otherwise as to the percentage of our investments that may be illiquid and we expect to continue to invest in assets, a substantial portion of which will be illiquid securities. If a situation arises where we would require additional cash, we could be forced to liquidate some or all of our investments on unfavorable terms (if any sale is possible) that could substantially reduce the amount of distributions available and payments made in respect of our shares.

Our board of trustees can change our business policies unilaterally.

        Our shareholders have no control over changes in our policies, including our business policies with respect to acquisitions, financing, growth, debt, capitalization and distributions, which are determined by our board of trustees. Our board of trustees may amend or revise our business plan and certain other policies without shareholder vote. There is a risk that changes in our business policies may not fully serve the interests of all of our shareholders.

We invest in revenue bonds secured by real estate, which involves risk of liability under the environmental laws.

        Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such real estate. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. As a result, the owners of the real estate securing our investments could be required to pay removal or remediation costs. These costs of removal or remediation could be substantial and could negatively impact the availability of property cash flow for payments on our investments. Phase I reports have been obtained for all of the properties securing our investments, and in certain instances, because of findings in the Phase I reports, Phase II reports have also been obtained. The results of such reports were that no material violations of applicable regulations were found and such reports concluded that there has been no verifiable or apparent adverse environmental impact from past or present land use which has not been or will not be remediated. Other than such Phase I and Phase II reports, no further environmental analyses have been performed with respect to the properties securing our investments. Other than the results of the reports described above, our awareness of environmental problems associated with the properties securing our investments is derived, for the most part, from information obtained from owners of the properties which secure our investments, due diligence inquiries when our investments were financed or visual inspections of properties by independent appraisers. There may, however, be environmental problems associated with a property securing an investment not known to us and our subsidiaries.

We are not registered under the Investment Company Act and would not be able to conduct our activities as we currently conduct them if we were to become required to be registered.

        Neither we nor our subsidiaries are registered under the Investment Company Act of 1940, as amended (the "Investment Company Act") and we would not be able to conduct our activities as we currently conduct them if we were required to register thereunder.

        We at all times intend to conduct our activities, and those of our subsidiaries, so as not to become regulated as an investment company under the Investment Company Act. Even if we are not an "investment company" under the Investment Company Act, we could be subject to regulation under the Investment Company Act if a subsidiary of ours were to be deemed to be an "investment company." There are a number of possible exemptions from registration under the Investment Company Act that we believe apply to us and our subsidiaries and which we believe make it possible for us not to be subject to registration under the Investment Company Act.

        For example, the Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate," which we refer to as "qualifying interests." Under current interpretation of the staff of the Securities and Exchange Commission, one of the ways in which our subsidiaries can qualify for this exemption is to maintain at least 55% of its assets directly in qualifying interests and the balance in real estate-type interests. Under this test, unless certain mortgage securities represent all of the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% requirement. We believe our subsidiaries can rely on this exemption or another exemption from registration.

        The requirement that our subsidiaries maintain 55% of assets in qualifying interests (or satisfy another exemption from registration) may inhibit our ability to acquire certain kinds of assets or to securitize additional interests in the future. If any of our subsidiaries fail to qualify for exemption from registration as an investment company, we, in turn, may be required to register as an investment company under the Investment Company Act. In such event, our ability to maintain our financing strategies would be substantially reduced, and we would be unable to conduct our business as described herein. Such a failure to qualify could have a material adverse effect upon our ability to make distributions to our shareholders.

There are possible adverse effects arising from shares available for future sale.

        Our board of trustees is permitted to offer additional common shares or other equity or debt securities of our Company in exchange for money, property or otherwise. Our ability to sell or exchange such securities will depend on conditions then prevailing in the relevant capital markets and our results of operations, financial condition, investment portfolio and business prospects. Subject to American Stock Exchange rules which require shareholder approval for certain issuances of securities and as long as the issuance is made in accordance with our trust agreement, the issuance of such additional securities will not be subject to the approval of our shareholders and may negatively prevailing market prices of our common shares. Our shareholders will not have any preemptive rights in connection with the issuance of any additional securities we or our subsidiaries may offer, and any of our equity offerings will cause dilution of a shareholder's investment in us.

Our inability to raise capital could adversely affect our growth.

        A major aspect of our business plan includes the acquisition of additional revenue bonds, which requires capital. In addition to funds generated through operations (including securitizations), we raise capital by periodically offering securities issued by us or one or more of our subsidiaries. Our ability to raise capital through securities offerings is subject to risks, including:

        o  conditions then prevailing in the relevant capital markets;

        o our results of operations, financial condition, investment portfolio and business prospects;

        o the timing and amount of distributions to the holders of our shares which could negatively affect the price of a common share; and

        o the amount of securities that are structurally senior to the securities being sold.

Our classification as a publicly traded partnership not taxable as a corporation is not free from doubt and could be challenged.

        We and each of our subsidiaries (excluding CM Corp. and PW Funding) either operate as partnerships or are disregarded for federal income tax purposes. This allows us to pass through our income, including our federally tax-exempt income, and deductions to our shareholders. The listing of our common shares on the American Stock Exchange causes us to be treated as a "publicly traded partnership" for federal income tax purposes. We, and Paul, Hastings, Janofsky & Walker LLP, our counsel (who we also refer to as "Paul Hastings"), believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service ("IRS") could challenge our partnership status and we could fail to qualify as a partnership in future years. Qualification as a partnership involves the application of highly technical and complex Code provisions. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying" income (which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items). We have represented that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to conduct our operations in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. Subject to the discussion below entitled "Federal Income Tax Considerations--General," in the opinion of Paul Hastings, although the issue is not free from doubt, we have been and are properly treated as a partnership for federal income tax purposes.

        In determining whether interest is treated as qualifying income under these rules, interest income derived from a "financial business" and income and gains derived by a "dealer" in securities are not treated as qualifying income. We have represented that we are acting as an investor with respect to our investments and that we have not engaged in, and will not engage in, a financial business. There is no clear guidance on what constitutes a financial business. We have taken the position that for purposes of determining whether we are in a financial business, our bond acquisition and financing activities as well as our proposed activities would not cause us to be engaged in a financial business or to be considered a "dealer" in securities. The IRS could assert that our activities constitute a financial business. Even if we were considered to be engaged in a financial business, we believe that we would satisfy the requirement that 90% or more of our income constitutes qualifying income. If our activities constitute (or as a result of increased volume constitute) a financial business or cause us to be treated as a dealer, there is a substantial risk that more than 10% of our gross income would not constitute qualifying income. We could also be treated as if we were engaged in a financial business if the activities of our Manager were attributed to us. Although we are affiliated with our Manager, we seek to enter into arms length arrangements with our Manager, have not authorized our Manager to act as our agent and our Manager will be subject to income tax with respect to amounts earned by it. Accordingly, we believe the activities of our Manager will not be attributed to us.

        In addition, in determining whether interest is treated as qualifying income, interest income that is determined based upon the income or profits of any person is not treated as qualifying income. A portion of the interest payable on participating interest bonds owned by us and our subsidiaries is determined based upon the income or profits of the properties securing our investments. Accordingly, if we were to receive more than 10% of our interest income in any given year from such "contingent interest," the IRS could take the position that we should be treated as publicly traded partnerships, taxable as associations. We carefully monitor the type of interest income we receive to avoid such a circumstance. However, there can be no assurance that such monitoring would be effective in all events to avoid the receipt of more than 10% contingent interest in any given year, because circumstances outside of the control of us and our subsidiaries could cause such a result.

        If for any reason less than 90% of our gross income constitutes qualifying income, items of income and deduction would not pass through to our shareholders and our shareholders would be treated for federal income tax purposes as stockholders in a corporation. We would be required to pay income tax at regular corporate rates on any portion of our net income that did not constitute tax-exempt income. In addition, a portion of our federally tax-exempt income may be included in determining our alternative minimum tax liability. Distributions by us to our shareholders would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, which would include tax-exempt income, as well as any taxable income we might have, and the payment of these distributions would not be deductible by us. These consequences would have a material adverse effect on us and our shareholders.

Our treatment of income from our residual interests as federally tax-exempt could be challenged.

        We hold, indirectly, residual interests in certain federally tax-exempt revenue bonds through securitization programs, such as the Private Label Tender Option Program and P-FLOATsSM/RITESSM program, which entitle us to a share of the federally tax-exempt interest of such revenue bonds. Special tax counsel have each rendered an opinion to the effect that the issuer of the RITESSM and the issuer of the Private Label Tender Option Program residual certificates, respectively, will each be classified as a partnership for federal income tax purposes and the holders of the RITESSM and the Private Label Tender Option Program residual certificates will be treated as partners of each partnership. Consequently, as the holder of the RITESSM and the Private Label Tender Option Program residual certificates, we believe we are entitled to treat our share of the federally tax-exempt income allocated and distributed to us as tax-exempt income. However, it is possible that the IRS could disagree with those conclusions and an alternative characterization could adversely affect the treatment of any income we receive from the RITESSM and the Private Label Tender Option Program residual certificates, as well as the pass-through of that income to our shareholders, as ordinary taxable income.

The value of our common shares and our ability to make distributions of federally tax-exempt income depends upon the application of tax laws.

The following discussion relates only to those investments which generate federally tax-exempt income:

Tax treatment of our revenue bonds. We primarily acquire and hold federally tax-exempt investments that we believe, based upon the opinion of nationally recognized counsel delivered on the date the investment was originally issued (or on the date on which the investment was considered reissued), will generate interest or distributions excludable from the gross income of the holders thereof for federal income tax purposes. Certain of the revenue bonds acquired directly or indirectly by us bear interest at rates which include participating or otherwise contingent interest. These revenue bonds are called participating interest bonds. In the case of all participating interest bonds, the opinions of counsel include an opinion to the effect that such participating interest bond would be treated as debt for federal income tax purposes.

Tax-exemption of our revenue bonds. On the date of original issuance or reissuance of each revenue bond, nationally recognized bond counsel or special tax counsel rendered its opinion to the effect that, based on the law in effect on the date of original issuance or reissuance, interest on such revenue bonds is excludable from gross income for federal income tax purposes, except with respect to any revenue bond (other than a revenue bond, the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the
Code) during any period in which it is held by a "substantial user" of the property financed with the proceeds of such revenue bonds or a "related person" of such a "substantial user." In the case of participating interest bonds, such opinion assumes, in certain cases in reliance on another unqualified opinion, that such participating interest bond constitutes debt for federal income tax purposes. See "--Treatment of revenue bonds as equity" below. Each opinion speaks only as of the date it was delivered. In addition, in the case of revenue bonds which, subsequent to their original issuance, have been reissued for federal tax purposes, nationally recognized bond counsel or special tax counsel has delivered opinions to the effect that interest on the reissued revenue bond is excludable from gross income of the holder thereof for federal income tax purposes from the date of reissuance or, in some cases, to the effect that the reissuance did not adversely affect the excludability of interest on the revenue bonds from the gross income of the holders thereof. However, an opinion of counsel has no binding effect and there is no assurance that the conclusions reached will not be contested by the IRS or, if contested, will be sustained by a court.

The reissuance of a revenue bond generally does not, in and of itself, cause the interest on such revenue bond to be includable in the gross income of the holder thereof for federal income tax purposes. However, if a revenue bond is treated as reissued and the appropriate federal tax information return, a Form 8038, has not been timely filed or a late filing has not been accepted by the IRS, interest on such revenue bond could be includable in the gross income of the holder thereof for federal income tax purposes from and after the reissuance date. In addition, if a participating interest revenue bond is treated as reissued, there can be no assurance that such revenue bond would continue to be characterized as debt, as described below, insofar as the facts and circumstances underlying such characterization may have changed. Furthermore, pursuant to regulations generally effective as of June 30, 1993, if an issue of revenue bonds is treated as reissued within six months of the transfer of the project financed by such issue of revenue bonds by the owner of such project to an unrelated party the interest on such revenue bonds could become includable in gross income for purposes of federal income taxation. In addition, if a participating interest revenue bond is reissued after August 13, 1996, the reissued revenue bond is or would become subject to certain regulations concerning contingent payments, which could cause some or all of the interest payable on such participating interest revenue bond to become includable in gross income of the holder thereof for federal income tax purposes, unless such participating interest revenue bond is modified at the time of reissuance to comply with the contingent payment regulations.

The Code establishes certain requirements which must be met subsequent to the issuance and delivery of tax-exempt revenue bonds for interest on such revenue bonds to remain excludable from gross income for federal income tax purposes. Among these continuing requirements are restrictions on the investment and use of the revenue bond proceeds and, for revenue bonds the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, the continued exempt status of such borrower. In addition, the continuing requirements include tenant income restrictions, regulatory agreement compliance and compliance with rules pertaining to arbitrage. Each issuer of the revenue bonds, as well as each of the underlying borrowers, has covenanted to comply with certain procedures and guidelines designed to ensure satisfaction of the continuing requirements of the Code. Failure to comply with these continuing requirements of the Code may cause the interest on such bonds to be includable in gross income for federal income tax purposes retroactively to the date of issuance, regardless of when such noncompliance occurs.

Greenberg Traurig, LLP (also referred to as "Greenberg Traurig") as our bond counsel, and Paul Hastings, as our securities counsel (Greenberg Traurig and Paul Hastings are collectively referred to herein as our "Counsel"), have not, in connection with the sale of common shares pursuant to this prospectus, passed upon and do not assume any responsibility for, but rather have assumed the continuing correctness of, the opinions of bond counsel or special tax counsel (including opinions rendered by Greenberg Traurig) relating to the exclusion from gross income for federal income tax purposes of interest on the revenue bonds and have not independently verified whether any events or circumstances have occurred since the date such opinions were rendered that would adversely affect the conclusions set forth therein. However, as of the date of this prospectus, neither we, nor our subsidiaries, our affiliates or our Counsel have knowledge of any events that might adversely affect the federally tax-exempt status of our revenue bonds, including any notice that the IRS considers interest on any of our revenue bonds to be includable in gross income for federal income tax purposes.

Treatment of revenue bonds as equity. Payment of a portion of the interest accruing on each participating interest bond depends in part upon the cash flow from, and proceeds upon sale of, the property securing our investment financed by such revenue bond. An issue may arise as to whether the relationship between us and the respective obligors is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the respective obligors. If the IRS were to determine that one or more of the participating interest bonds represented or contained an equity investment in the respective property securing our investment because of this feature, all or part of the interest on such participating interest bond could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for federal income tax purposes.

To our knowledge, neither the characterization of the participating interest bonds as debt, nor the characterization of the interest thereon as interest excludable from gross income for federal income tax purposes of the holders thereof, has been challenged by the IRS in any judicial or regulatory proceeding. In certain instances, opinions rendered by bond counsel provided that the characterization of the bonds as debt was not free from doubt and that all or a portion of the interest on such bonds, including "contingent interest" and "deferred interest," may not be treated as interest for state and federal law but that it is more likely than not that such interest is interest for state and federal law purpose or otherwise similarly limited.

We or our predecessors received opinions of counsel from Willkie, Farr & Gallagher LLP and other counsel retained by us or our predecessor respecting each of our participating interest bonds to the effect that, based upon assumptions described in such opinions, which assumptions included the fair market value of the respective properties upon completion and economic projections and guarantees, the participating interest bonds "would" be treated for federal tax purposes as representing debt. The implicit corollary of these opinions is that the participating interest bonds do not constitute the following: (i) an equity interest in the underlying borrower; (ii) an equity interest in a venture between the underlying borrower and us; or (iii) an ownership interest in the properties securing our investments. Although we assume the continuing correctness of these opinions, and will treat all interest received with respect to these bonds as tax-exempt income, there can be no assurance that such assumptions are correct, such treatment would not be challenged by the IRS, or that intervening facts and circumstances have changed the assumptions and basis for providing such opinions.

Most of the opinions described in the preceding paragraph were not rendered by Greenberg Traurig, which has not passed on or assumed any responsibility for the opinions of other counsel on this issue, nor made any independent determination as to whether any events or circumstances have occurred or intervened since the original issuance of the "debt" opinions that would adversely affect such opinions. In addition, the opinions discussed above speak only as of their respective delivery dates, and our Counsel has not passed upon or assumed any responsibility for reviewing any events that may have occurred subsequent to the delivery of such opinions which could adversely affect the conclusions contained therein.

"Substantial User" Limitation. Interest on a revenue bond owned by us or our subsidiaries, other than a bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we or our subsidiaries are a "substantial user" of the facilities financed with the proceeds of such revenue bond or a "related person" to a "substantial user." We have received advice from our counsel with respect to our revenue bonds to the effect that we are not a "substantial user" of any facilities financed with the proceeds of such bonds or a "related person" thereto. A "substantial user" generally includes any underlying borrower and any person or entity who uses the financed facilities on other than a de minimis basis. We would be a "related person" to a "substantial user" for this purpose if, among other things, (i) the same person or entity owned more than a 50% interest in both us and in the facilities financed with the proceeds of a bond owned by us or one of our subsidiaries, or (ii) if we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond. Additionally, a determination that we are a partner or a joint venturer with a mortgagor involving an equity interest, as described above under "Treatment of revenue bonds as equity," could cause us to be treated as a "substantial user" of the properties securing our investments. In the event that the entity which owns a property securing our investment financed with the proceeds of a revenue bond owned by us were to acquire any of our shares, the IRS, if it became aware of such ownership, could take the position that the substantial user and related person rules require that the interest income on such revenue bond allocable to all of our investors, including the holders of the shares, be included in gross income for federal income tax purposes. Greenberg Traurig has advised us that in its opinion such a result is not supported by the Code and treasury regulations; however, there can be no assurance that the IRS would not take such a position.

Related Charter and certain of its affiliates own a portion of our outstanding common shares. Such ownership of the obligors of certain of our revenue bonds and our common shares were considered when we received advice that we are not a "substantial user" of the facilities financed by such revenue bonds or a "related party" to a "substantial user." Greenberg Traurig has reviewed the revenue bonds owned by us and our subsidiaries, the ownership of the obligors of our revenue bonds and the ownership of our shares and our subsidiaries' shares, and concurs in the conclusion that we and our subsidiaries are not "substantial users" of the facilities financed with the proceeds of the revenue bonds or related parties thereto. There can be no assurance, however, that the IRS would not challenge such conclusion. If such challenge were successful, the interest received on any bond respecting which we or our subsidiaries were treated as a "substantial user" or a "related party thereto" would be includable in gross income for federal income tax purposes.

Taxable income. We primarily invest in investments that produce only tax-exempt income. However, the IRS may seek to recharacterize a portion of our tax-exempt income as taxable income as described above. If the IRS were successful, a shareholder's distributive share of such income will be taxable to the shareholder, regardless of whether an amount of cash equal to such distributive share is actually distributed. Any taxable income will be allocated pro rata between our Convertible Community Reinvestment Act Preferred Shares, our CRA Shares and our common shares. We may also have taxable income in the form of market discount or gain on the sale or other disposition of our investments, and we expect to own investments and engage in certain fee generating activities that will generate taxable income. See "Federal Income Tax Considerations--Certain income tax considerations relating to our Company and our shareholders."

Impact of recent and future tax legislation. Recent and future tax legislation could also adversely impact the value of our investments and the market price of our shares. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Act. This law amends the Code to reduce federal income tax rates for individuals on long-term capital gains and dividend income and accelerates certain previously enacted income tax rate reductions for individuals for tax years ending on or after May 6, 2003. This tax legislation reduces the importance of a primary advantage of investing in municipal bonds--that the interest received on these bonds is federally tax-exempt, while other income is subject to federal income tax at higher rates. It is likely that these tax law changes, and any similar future tax law changes, could increase the cost of tax-exempt financings, as interest rates offered by municipal issuers would rise to compensate investors for the loss of the tax advantage. This could lead to a decrease in tax-exempt multifamily rental housing bond issuances, which would reduce our opportunities to purchase revenue bonds.

If the interest received on the revenue bonds remains federally tax-exempt under the Code, the allocations of such federally tax exempt interest by us to our investors will also remain excludable from gross income for federal income tax purposes. However, the Jobs and Growth Tax Relief Act could cause the after-tax returns available from other investments to increase, and cause shares in other companies to become more attractive relative to our shares. These changes could also reduce the value of our existing investments, because federally tax-exempt municipal bond income would not enjoy the same relative tax advantage as provided under prior law.

No assurance can be given that our shareholders will be entitled to the same limitation on personal liability as stockholders of private corporations for profit.

We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Statutory Trust Act, as amended ("Delaware Act"), our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. In general, stockholders of Delaware corporations are not personally liable for the payment of corporation debts and obligations, and are liable only to the extent of their investment in the Delaware corporation. However, a shareholder may be obligated to make certain payments provided for in our trust agreement and bylaws.

The properties securing our investments are dispersed in numerous states and the District of Columbia. In jurisdictions which have not adopted legislative provisions regarding statutory trusts similar to those of the Delaware Act, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdiction would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that our shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

Our anti-takeover provisions may discourage third-party proposals.

Certain provisions of our trust agreement and our management agreements may have the effect of discouraging a third party from making an acquisition proposal for our Company. This could inhibit a change in control of our Company under circumstances that could give our shareholders the opportunity to realize a premium over then-prevailing market prices. Such provisions include the following:

Additional Classes and Series of Shares. Our trust agreement permits our board of trustees to issue additional classes or series of beneficial interests and to establish the preferences and rights of any such securities. Thus, our board of trustees could authorize the issuance of beneficial interests with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of our shares might receive a premium for their shares over then-prevailing market price of such shares.

Staggered Board. Our board of trustees has three classes of managing trustees. The terms of the third, first and second classes will expire in 2003, 2004 and 2005, respectively. Managing trustees for each class will be chosen for a three-year term upon the expiration of the current class' term. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

Our Manager's Rights Under our Management Agreements. Our management agreements cannot be terminated by us prior to their expiration (generally annually on September 30 of each year) and our subsidiaries' management agreements cannot be terminated prior to October 1, 2006, other than for cause. The vote of the holders of 662/3% of our then outstanding common shares is required to approve a dissolution and liquidation of our Company that is not recommended by our Manager and the holders of a majority of the outstanding common shares are required to approve a dissolution and liquidation of our Company that is recommended by our Manager. The inability to terminate our management agreements with our Manager other than annually or for cause could discourage third parties willing to acquire a controlling interest in us from doing so, especially if they were seeking to replace our Manager in order themselves to receive the fees otherwise payable to our Manager. If our proposed acquisition of Related Capital is consummated, we will become an internally-managed company and this risk will no longer be applicable.

Terrorist attacks and the United States' response thereto may have a negative effect on our earnings.

The terrorist attacks which occurred in New York City, Pennsylvania and Washington, D.C. on September 11, 2001, the subsequent military actions taken by the United States and its allies in response and the war with Iraq, have caused considerable uncertainty regarding the U.S. economy and a slowdown in the global financial markets. While the long-term effects of these events and their potential consequences are uncertain, they could have a material adverse effect on general economic conditions, consumer confidence and market liquidity. There can be no assurance that these events or comparable events in the future will not ultimately have an adverse effect on our earnings and results of operations.

    Risks in connection with our proposed acquisition of Related Capital

The consummation of our proposed acquisition of Related Capital will further change the nature of our business and increase the amount of our taxable business, which could result in taxable income to our shareholders.

The consummation of our proposed acquisition of Related Capital will further change our business from one that invests substantially all of its assets in tax-exempt bonds to one that, in addition to tax-exempt bond investments, conducts significant fee-generating service activities. This change has already begun with the formation of CM Corp. and the acquisition of PW Funding. Although we expect that these service businesses will generate significant growth for us, they are inherently less predictable than the ownership of tax-exempt bonds. In addition, any distribution of earnings from CM Corp. will result in taxable income to our shareholders.

Our ability to achieve the anticipated benefits of our proposed acquisition of Related Capital will depend in part on our ability to maintain Related Capital's current recurring fee arrangements and to generate new transaction fees, the failure of which could have a negative impact on the price of our shares.

If our proposed acquisition of to Related Capital is consummated, two of our major revenue sources will be the recurring and transaction fees payable by investment programs sponsored, or to be sponsored, by Related Capital. Recurring fees depend on the ongoing operation of investment programs sponsored by Related Capital while transaction fees are generally "up-front" fees that are generated from the sponsorship of new investment programs. The termination of one or more of these recurring fee arrangements which we are acquiring in our proposed acquisition of Related Capital, or the inability to sponsor new programs which will generate new recurring and transaction fees, could adversely affect our results of operations and reduce the market price of our shares. There can be no assurance that existing fee arrangements will not be terminated or that we will be able to realize revenues from these existing or any new fee arrangements at levels comparable to those realized by Related Capital.

The agreements with companies and investment programs Related Capital manages may not be renewed and may have finite terms.

Related Capital receives fees pursuant to an advisory agreement with American Mortgage Acceptance Company ("AMAC"). The AMAC advisory agreement is subject to annual renewal by AMAC, which requires the approval of a majority of its board of trustees. In addition, a majority of the independent members of AMAC's board may terminate this agreement with Related Capital with or without cause. As a result, this agreement may not be renewed or may be terminated with or without cause.

Related Capital also receives fees from investment programs Related Capital has sponsored and may sponsor in the future that do not provide for annual elections by investors of their management. With respect to these investment programs, if our proposed acquisition of Related Capital is consummated, we will generally be acquiring controlling interests in the entities which control these investment programs which currently generate recurring fees. However, these interests are subject to the fiduciary duty of the controlling entity to the investors in those investment programs which may affect our ability to continue to collect fees from those investment programs.

Furthermore, pursuant to amendments which the investment programs will adopt prior to the closing of our proposed acquisition of Related Capital, the organizational documents of substantially all of these investment programs allow for the investors, at their option, to remove the entity controlled by Related Capital as general partner or managing member without cause. Although the investment programs will generally be required to pay fair market value if they exercise this right, Related Capital's right to receive future fees would terminate and there can be no assurance that the payment will fully compensate us for this loss.

Finally, many of these investment programs typically have finite periods in which they are scheduled to exist, after which they are liquidated. The termination of a program will result in a termination of the fees we could otherwise expect to receive from those programs.

Related Capital's business is subject to competition and our inability to compete effectively in the future for financial services business could reduce the revenues we expect to receive as a result of our proposed acquisition of Related Capital and negatively impact the price of our shares.

Financial services in the multifamily affordable housing industry is highly competitive. Related Capital competes with entities that possess greater financial resources for (a) providing financing to multifamily developers and
(b) selling tax credit and other syndication funds to investors. Related Capital also competes against numerous private financial service providers as well as state and federal agencies. Dominant competitors include Enterprise Social Investment Corp., Sun America and Municipal Mortgage and Equity LLC.

Pursuant to Section 42 of the Code, a fixed number of housing credits are allocated annually to each state based on population. In 2002, there were approximately 2.5 times as many applications by developers for a national pool of approximately $5 billion in tax credits as there were tax credits available for allocation. Related Capital is dependent upon the developers of tax credit properties to apply for and obtain tax credits. Related Capital, in turn, contracts with the local developer for rights to the tax credits to offer through investment programs it sponsors. These local developers include independent third parties as well as affiliates of TRCLP. Our inability to continue to arrange for the acquisition of tax credit opportunities from local developers or the inability of developers with whom Related Capital has done business in the past to continue to obtain tax credits from the states, may impact our ability to achieve the anticipated benefits of our proposed acquisition of Related Capital.

Related Capital relies on relationships with key investors and customers which may not continue, which would adversely affect our ability to generate revenue.

Related Capital relies on relationships with key investors and customers that may not continue. If our proposed acquisition of Related Capital is consummated, we may need to create and form new relationships in order to continue its past success. In 2002, five key investors provided approximately 72% of the equity capital raised by tax credit syndication programs sponsored by Related Capital with two of those key investors providing approximately 47% of the capital. In addition, ten key developers provided approximately 55% of the tax credit properties for which Related Capital provided equity financing for in 2002. There can be no assurance that we will be able to continue to do business with these key investors and customers at levels comparable to those realized by Related Capital or that new relationships will be achieved.

We will depend on our key employees.

If our proposed acquisition of Related Capital is consummated, we expect that we will continue to substantially depend upon the services of the four Related Principals entering into three-year employment agreements with us through Related Capital (Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley). We also anticipate that substantially all of Related Capital's current employees will remain after our proposed acquisition of Related Capital, including, in particular, those individuals who comprise the senior management team. As is presently the case under our current management arrangement, the departure or the loss of the services of any of these four key employees or a large number of senior management personnel and other employees of Related Capital could have a material adverse effect on our ability to effectively operate our business and our future results of operations.

Elimination of, or changes to, governmental programs.

Forty-three percent of Related Capital's revenues for the year ended December 31, 2002 were derived from the syndication of partnership interests in properties eligible for LIHTCs under Section 42 of the Internal Revenue Code. Although LIHTCs are a permanent part of the Internal Revenue Code, as in the case of all legislated programs, Congress can repeal or modify it at any time. If it is repealed or adversely modified, we would no longer be able to generate transactional revenues and increase or maintain the base of recurring revenues associated with these properties, as is currently contemplated.

If the IRS were to challenge various tax positions we intend to take, we could suffer material adverse tax consequences.

Structure of our proposed acquisition of Related Capital. Our proposed acquisition of Related Capital has been structured so that our Company will avoid realization of active income from the Related Capital business and effectively receive a tax deduction for payments made to the Related Principals. It is possible that the IRS could challenge this structure, with material adverse consequences to our Company. First, the IRS could assert that our Company is the owner of the Related Capital business, in which case we would realize an amount of active income from the Related Capital business that would require us to be treated as a corporation instead of a publicly traded partnership for income tax purposes. If the IRS prevailed, we would be required to pay taxes on our income, thereby reducing the amount available to us to make distributions. As a result, it is possible that the value of our shares would decline. Second, the IRS might assert that the special common units in the CharterMac Sub held by the Related Principals are actually shares of our Company. If this position prevailed, the distributions payable on the special common units would not result in tax deductions for CM Corp. In such event, CM Corp. would be subject to increased tax, which could reduce our net after-tax income and our distributions.

"Substantial User" Limitation. Related Capital owns, directly and indirectly, partnership interests in many of the partnerships that own multifamily properties that were financed with the proceeds of revenue bonds in our revenue bond portfolio, which could cause us to be treated as a "substantial user" of these entities or a "related party" to a "substantial user" upon the completion of our proposed acquisition of Related Capital. We intend to modify the structure of the ownership interests in such entities prior to the completion of the acquisition transaction and to operate the real estate investment programs of CharterMac Sub so that we will not be treated as a "substantial user" of any entities financed with the proceeds of revenue bonds in our revenue bond portfolio or a "related party" thereto. Under this new structure, we will require designated senior executives to acquire and hold the equity interests in certain entities with respect to which we will serve as the non-equity manager or general partner and be entitled to receive substantially all of the economic benefits related to such entities with a small portion of the economic benefits being held by such executives. It is not expected that such entities will have significant economic value. Paul Hastings and Greenberg Traurig have reviewed the structure of our proposed acquisition of Related Capital, the proposed modifications to the ownership interests in such entities and the structure we will use to operate the real estate investment programs of CharterMac Sub and they have advised us that, with such modifications, we and our subsidiaries will not be "substantial users" of the entities financed with the proceeds of the revenue bonds or "related parties" thereto. There can be no assurance, however, that the IRS would not challenge such a conclusion. If such challenge were successful, the interest received on any revenue bond during the time period when we or our subsidiaries were treated as a substantial user or a "related party" thereto would be includable in gross income for federal income tax purposes.


Potential conflicts of interest may arise due to future competition with TRCLP.

TRCLP currently engages in businesses which compete with Related Capital. The non-competition covenants contained in the future relations agreement which TRCLP, Mr. Ross and their affiliates will enter into in connection with our proposed acquisition of Related Capital prohibit them from competing with any business currently engaged in by Related Capital and our Company other than in specified areas, including providing (a) credit enhancement on debt products secured by so-called "80/20" multifamily housing properties and (b) mezzanine financing to multifamily housing properties other than so-called "tax credit properties." There can be no assurance that we and TRCLP would not directly compete for similar products and opportunities in these areas in the future.

Loss of independent source of capital support for our revenue bonds.

Related Capital has in the past provided additional capital to support affordable multifamily housing properties securing our revenue bonds which were experiencing cash flow deficiencies if interests in those properties were owned by an investment program sponsored by Related Capital. If our proposed acquisition of Related Capital is consummated, Related Capital will no longer be an independent supporter of these properties or new properties which are owned by investment programs we sponsor in the future. While we do not expect to be subject to a contractual commitment to do so, we may elect to provide the additional capital previously provided by Related Capital in order for a property to avoid default on its mortgage. Furthermore, in assessing whether to foreclose on a mortgage underlying the revenue bond, we will be required to determine the relative detriment to our business of foreclosing on a property owned by a program which we have sponsored and protecting our investment position versus refraining from the foreclosure action so as not to undermine our ability to sponsor future tax credit syndication programs which may be potential borrowers under our revenue bonds.

We will incur liabilities with respect to the interests we will acquire from Related Capital and be subject to ongoing liabilities and business risks that are inherent to Related Capital's business.

Assumed Liabilities. There will be some liabilities and associated costs incurred and assumed by us in connection with our proposed acquisition of Related Capital. Pursuant to the contribution agreement, we have agreed to assume TRCLP's liabilities under certain guarantees and to provide replacement notes to capitalize general partner entities of investment programs previously sponsored by Related Capital. These general partner entities will be controlled directly by us. We have also agreed to guarantee the performance by our subsidiaries of any obligations they have pursuant to the contribution agreement and the other agreements to be entered into in connection with our proposed acquisition of Related Capital. As a guarantor, we could incur liability if events of default occur.

New Liabilities and Business Risks. In connection with the sponsorship of investment programs and joint venture activities related to the co-development of tax credit properties, Related Capital acts as a fiduciary to the investors in its syndication programs and is often also required to provide guarantees of performance. If our proposed acquisition of Related Capital is consummated, in order for us to continue to perform these activities and remain competitive in the syndication and co-development business, we will need to continue to perform the same roles, and provide similar guarantees, as those currently provided by Related Capital.

The nature of the syndication business requires the identification and purchase of significant interests in new syndication programs before Related Capital is able to obtain commitments from investors to invest in these syndication programs. Related Capital advances funds to acquire interests in properties for inclusion in offerings to investors and at any point in time, the amount of funds advanced can be material. The warehouse line of credit utilized by Related Capital to fund these advances has a maximum amount of $75 million. Realization of Related Capital's investment is subject to continued success in attracting investors to new funds or, if investors are not found, the sale of the acquired properties.

In addition, we could be subject to additional liabilities as a result of employing, through Related Capital, Related Capital's approximately 150 employees. The employment of approximately 150 additional persons could subject us to additional potential liabilities that are commonly faced by employers, such as workers' disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.

Finally, we may incur other liabilities to which we are not currently subject. For example, our subsidiaries could be subject to liabilities to investors in investment programs and third parties as a result of serving as general partner. In addition, even when we are not required to do so, we may advance funds to allow investment programs to meet their expenses.

Loss of affiliation with TRCLP

Through its affiliates, TRCLP has provided us with approximately 7% of our annual tax credit syndication volume over the past five years on an average annual basis. Although as part of our proposed acquisition of Related Capital we have entered into an agreement with TRCLP, Mr. Ross and their affiliates to continue to provide us with referrals and rights of first offer with respect to a portion of their tax credit syndication business and any future affordable housing and LIHTC properties developed by them for a period of five years, there can be no assurance that these relationships will be as effective following our proposed acquisition of Related Capital as they were when Related Capital was controlled by TRCLP.

The interests of the Related Principals may be in conflict with the interests of our shareholders.

Terms of our proposed acquisition of Related Capital. The Related Principals are all either our managing trustees or officers of Related Charter. In connection with the structuring of our proposed acquisition of Related Capital, we have engaged in transactions with these individuals, as well as with some of our shareholders, officers, trustees, employees and their affiliates, as discussed in this prospectus and more fully set forth in the preliminary proxy statement that is incorporated herein by reference. These individuals may have a different interest in the completion of our proposed acquisition of Related Capital than the interests of our shareholders.

Potential ongoing conflicts with respect to our rights and obligations in connection with our proposed acquisition of Related Capital. There can be no assurance that actions to enforce the terms of the contribution agreement will be timely or taken effectively. Any such failure could result in a loss to our Company. The structure of our proposed acquisition of Related Capital will continue to create conflicts of interest with the Related Principals if we are required to determine whether or not to take actions to enforce our rights under the contribution agreement and the various other agreements entered into in connection with our proposed acquisition of Related Capital. While any material decisions with respect to the Related Principals are subject to the vote of a majority of our independent trustees, such decisions will necessarily create conflicts between us and the Related Principals. In addition, we have some obligations to the Related Principals which will require us to make choices on how we operate our business which may affect those obligations. (For example, we have agreed to guarantee the payment to the Related Principals of all but $5 million of the distributions they would otherwise be entitled to receive under the operating agreement of the CharterMac Sub. In addition, we have agreed to share cash flow from investment programs so that we and Related Capital can receive payment of deferred fees.)

Upon completion of our proposed acquisition of Related Capital, the Related Principals will have significant voting power on matters submitted to a vote of our shareholders.

In connection with our proposed acquisition of Related Capital, each of the Related Principals will receive one special preferred voting share for each special common unit they own. The special preferred voting shares entitle each holder to vote on all matters subject to a vote of the holders of our common shares. Assuming the maximum number of special common units were issued in connection with our proposed acquisition of Related Capital, the Related Principals would receive enough special preferred voting shares to collectively hold approximately 28.2% (as reduced by the number of special preferred voting shares to be received by a former principal of Related Capital) of our voting power. TRCLP, on its own, will control approximately 18.9% of our voting power. As such, Mr. Ross and, if they vote as a block, the other Related Principals will have significant voting power on all matters submitted for shareholder action. The Related Principals could have significant influence over any shareholder vote as a result of the issuance of the special preferred voting shares.

We may not realize any cost savings as a result of the integration of the management services of Related Capital following the consummation of our proposed acquisition of Related Capital, which could adversely affect our results of operations.

There can be no assurance that costs or other factors associated with the integration of Related Capital and our Company would not adversely affect future combined results of operations or that the expected benefits will occur. Since inception, we and our subsidiaries have been externally advised pursuant to management agreements. These external management agreements have been subcontracted out to Related Capital, which has provided substantially all of the services and personnel used to operate our business. If we consummate our proposed acquisition of

Related Capital, we will immediately terminate our external management agreements, acquire Related Capital and employ certain principals and substantially all employees of Related Capital to perform internally those functions formerly provided by Related Capital. The timing and integration of the two separate businesses may cause substantial fluctuations in operating results.

Sales in the public market of our common shares issuable upon exchange of the special common units issued in our proposed acquisition of Related Capital could adversely affect prevailing market prices of our shares.

Future sales of substantial amounts of our common shares in the public market following our proposed acquisition of Related Capital could adversely affect prevailing market prices of our shares. Assuming the maximum number of special common units is issued, following our proposed acquisition of Related Capital, approximately 16,197,975 common shares will be issuable upon exchange of the special common units issued to the Related Principals. We have agreed to file, within 60 days of the closing, a shelf registration statement under the Securities Act, in order to register the resale of these common shares issuable upon exchange of the special common units. Following the effective registration of these common shares, and the expiration of any lock-up to which the common shares were subject, the sale in the public market of these common shares could, and depending upon the number of common shares involved, likely would, adversely affect prevailing market prices of our shares. TRCLP, on its own, will own special common units, common shares and options, with an aggregate value at the time of issuance of approximately $193.7 million which, subject to some exceptions, will not be subject to a lock-up. Sales in the public market could reduce the market price of the shares and our ability to raise additional capital through equity markets.

The valuation of the interests acquired may not represent the true worth or realizable value of the interests.

The fairness opinion that was delivered by Dresdner Kleinwort Wasserstein ("DrKW") in connection with our proposed acquisition of Related Capital is based on and subject to certain assumptions, qualifications and limitations described in the opinion, and is based on economic and market conditions and other circumstances as they existed and could be evaluated by DrKW on the date of the opinion. Changes in our or Related Capital's operations and prospects or changes in general market or economic conditions since the date of the fairness opinion, among other things, could alter the fairness opinion. We do not intend to obtain an updated fairness opinion. There can be no assurance that, if the ownership interests in Related Capital and in the other entities conducting the Related Capital business were sold, they could be sold at the values at which they were acquired by us.

The non-compete provisions in the employment agreements to be entered into with Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley may not be enforceable.

On the date of closing of our proposed acquisition of Related Capital, each of Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley will enter into an employment agreement with us through Related Capital, which will include non-competition and non-solicitation provisions, which will continue in effect as long as he or she is our employee. There can be no assurance, however, that these non-compete and non-solicit provisions will be enforceable.

We may not be able to assume Related Capital's warehouse credit line which will require us to utilize our own capital to continue to conduct business in a manner consistent with Related Capital's past practice.

Related Capital requires significant funds to acquire tax credit interests prior to their syndication. Related Capital has in the past obtained funds for this purpose pursuant to a "warehouse" credit facility. Under the contribution agreement, it is not a condition of closing of our proposed acquisition of Related Capital that we be able to assume the existing warehouse credit facility that Related Capital utilizes to warehouse interests in tax credit properties prior to their syndication in new investment programs sponsored by Related Capital. TRCLP currently guarantees Related Capital's obligations under the warehouse facility. If we are not able to assume the existing credit facility or replace it with another credit facility, we will need to utilize our own capital to continue to fund the warehousing of the interests in tax credit properties if we expect to continue to generate syndication opportunities and the fees associated with the sponsorship of new programs. The diversion of our capital resources to warehousing activities may reduce the amount of funds available to us to continue to acquire revenue bonds or fund our other businesses.

We may not be able to obtain financing to fund the payment of our fees and expenses or to consummate our proposed acquisition of Related Capital.

The terms of our proposed acquisition of Related Capital provide that we pay $50 million in cash consideration to TRCLP and bear our own fees and expenses. Our fees and expenses are expected to approximate $7.8 million. We plan to fund, through additional borrowings to be incurred by the time our proposed acquisition of Related Capital closes, the payment of both (a) the cash portion of the consideration and (b) our fees and expenses. We have obtained a non-binding letter of intent from a national bank for this financing. However, we are still in the process of finalizing the terms of this financing, and there can be no assurance that such financing will be obtained on current terms and, if not, that we will not be required to utilize a more expensive source of financing or divert funds we otherwise would have used to make additional investments to consummate our proposed acquisition of Related Capital.

Our proposed acquisition of Related Capital will have an adverse effect on our pro forma net income.

Although we believe that our proposed acquisition of Related Capital will be accretive to our cash available for distribution, the pro forma effect of our proposed acquisition of Related Capital on our net income as calculated in accordance with GAAP reflects a reduction of $0.66 per share and $0.56 per share for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

Our earnings per share and our cash available for distribution per share may be subject to greater fluctuations from quarter to quarter than in the past.

Historically, based on the fact that a significant portion of our earnings per share and cash available for distribution per share is generated by the regularly scheduled payments of interest on our tax-exempt revenue bond portfolio, our earnings per share and cash available for distribution per share have been fairly consistent from quarter to quarter. Conversely, the earnings and cash generated by the Related Capital business we propose to acquire have fluctuated more between quarters due to the variability in the timing of investing in tax credit partnerships and the seasonality inherent in the timing of tax credit equity investments, both of which are primary drivers of the earnings and cash generated by Related Capital. These fluctuations could be perceived negatively and, therefore, adversely affect the price at which our shares will trade.

Our failure to complete our proposed acquisition of Related Capital could have a negative impact on us.

If our proposed acquisition of Related Capital is not completed for any reason, we will suffer a number of adverse consequences, including:

        o the payment of substantial costs related to the proposed acquisition, such as legal and accounting fees, which must be paid whether or not the proposed acquisition is completed;

        o the benefits we expect to realize from the acquisition will not be realized; and

        o  the possibility of adverse publicity and negative perceptions.

                                   OUR COMPANY

Overview

        We are a Delaware statutory trust which commenced operations in October 1997. We are principally engaged in the acquisition and ownership (directly and indirectly through our subsidiaries) of federally tax-exempt multifamily housing revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income.

        While we hold a small portion of our revenue bond and loan investments directly, substantially all of our investments are held indirectly through our subsidiaries. For a more complete description of our relationship with our subsidiaries, see "--Entity Structure," below. Accordingly, our shareholders' interests in the cash flow from investments held by our subsidiaries are subordinate to the rights of the debt holders, preferred shareholders and senior interest holders of our subsidiaries.

        CM Corp. is our wholly-owned, consolidated subsidiary that conducts most of our taxable business. CM Corp. conducts any fee-generating activities in which we engage and provides management services to us. Through CM Corp., we (i) originate and service mortgages for third parties and (ii) guarantee tax credit equity returns and mortgage loans for a fee. PW Funding, the national mortgage banking firm which we own an 84% interest in, is a subsidiary of CM Corp.

        Our common shares trade on the American Stock Exchange under the symbol "CHC."

Tax Status

        We and our subsidiaries (with the exception of CM Corp. and PW Funding) are each either treated as partnerships or disregarded for federal income tax purposes. Therefore, we and our subsidiaries (with the exception of CM Corp. and PW Funding) pass through to our shareholders, in the form of distributions, income (including federally tax-exempt income) derived from our investments without paying federal income tax on that income. We intend to operate so that a substantial portion of our ordinary income will be excluded from gross income for federal income tax purposes. Other income, such as capital gains and taxable interest income, as well as any dividend income from CM Corp., generally will be subject to tax. We expect that for the year ending December 31, 2003, no less than 95% of our distributions to our shareholders will be excludable from their gross income for federal income tax purposes. For the calendar year ended December 31, 2002, approximately 96% of our distributions consisted of federally tax-exempt income. See "Risk Factors--Risks relating to our Company and the operation of our business--Our classification as a publicly-traded partnership not taxable as a corporation is not free from doubt and could be challenged" and "Federal Income Tax Considerations."

Our Current Management

        We currently operate our day-to-day activities and select our investments utilizing the services and advice provided by our wholly-owned subsidiary, CM Corp., and Related Charter LP, an affiliate of Related Capital. They provide these services pursuant to management agreements between (i) CM Corp. and/or Related Charter LP and us, and (ii) CM Corp. and each of our subsidiaries. For purposes of simplifying our description in this prospectus, we refer to CM Corp. and Related Charter LP collectively as our "Manager."

        Our Manager has subcontracted its obligations under the management agreements to Related Capital and use Related Capital's resources and real estate and investment expertise to advise us and provide us with services. The management team that provides us with investment advice has an average of 13 years of experience with our Manager and/or Related Capital and 19 years of experience in the real estate industry.

Proposed Acquisition of Related Capital

        On December 18, 2002, we announced that we had entered into an agreement to acquire 100% of the ownership interests in and substantially all of the businesses operated by Related Capital (other than specific excluded interests). The acquisition will enable us to become an internally-managed company.

        We intend to structure the acquisition so that the ownership interests held by the Related Principals in both Related Capital and the other entities which control other aspects of Related Capital's business will be contributed into CharterMac Sub.

        We anticipate paying total consideration to the Related Principals of up to $338 million, as follows:

        o The Initial Payment--$210 million consisting of $160 million in special common units of the CharterMac Sub and $50 million in cash (with the cash portion being paid only to TRCLP). These special common units will be issued at $17.78 per unit, which was the average closing price of our common shares for the 30 calendar days prior to the announcement of the acquisition (the "Initial Payment SCUs");

        o The Contingent Payment--up to $128 million of additional special common units (the "Contingent Payment SCUs"), which is based on 7.73x Related Capital's adjusted audited earnings before interest, taxes, depreciation and amortization, as well as certain other adjustments, for the year ended December 31, 2002. The Contingent Payment SCUs are expected to be issued at the same price as the Initial Payment SCUs, subject to a 17.5% symmetrical collar.

        In connection with the proposed acquisition, we also intend to establish a restricted share award plan which will permit us to grant restricted common shares to the employees of Related Capital. At the option of the Related Principals, on or prior to the closing of the acquisition, the amount of restricted common shares may be increased to up to $20.2 million, in which event the amount of the contingent payment payable to the Related Principals will be reduced by the amount by which the value of the restricted common shares issued exceeds $15 million.

        Following the completion of our proposed acquisition, the economic interest in our Company of (i) TRCLP will equal approximately 17.7% and (ii) our management and the Related Principals (other than TRCLP) will equal approximately 8.7%.

        The affirmative vote of the holders of a majority of our issued and outstanding common shares entitled to vote is required to approve the issuance of our securities in connection with the proposed acquisition. Common shareholders of record on August 1, 2003 are entitled to vote on the proposed acquisition of Related Capital at our annual meeting of shareholders, scheduled to occur on October 29, 2003. Definitive proxy materials with respect to the proposed acquisition (and the other matters discussed below) were filed with the SEC on September 5, 2003 and mailed to our common shareholders of record on or about September 9, 2003.

        In addition to asking the holders of our common shares to approve our issuance of securities in connection with the proposed acquisition, we will also be asking for their approval of the following proposals:

        (a) Amending and restating our trust agreement to (i) reflect the terms of the proposed acquisition, (ii) accommodate our internalized management structure and expansion of our business resulting from the proposed transaction and (iii) bring our organizational structure in line with other internally-managed, public companies;

        (b) Expanding our existing incentive share option plan to enable us to continue to attract and retain qualified individuals to serve as our officers and trustees and to provide incentives to and more closely align the financial interests of our management team with the interests of our shareholders;

        (c) Electing two trustees to our board of trustees, each for a term of three years; and

        (d) Amending our trust agreement to clarify that future issuances by us or our subsidiaries of securities which contain mandatory redemption features would not be considered "financing or leverage" under the terms of our trust agreement.

        The proxy statement, which is incorporated by reference into this prospectus, can be accessed at the SEC's web site at http://www.sec.gov.

Shareholders Action

        On or about December 24, 2002, an alleged shareholder of our Company commenced a shareholder's action ostensibly on behalf of our Company in the Supreme Court of the State of New York, County of Nassau, against each member of our board of trustees and Related Capital. Subsequently, the plaintiff amended his complaint to add a direct, putative class action claim. The case is entitled Dulitz v. Hirmes, et al., Index No. 02-020389, and we are named as a nominal defendant in the action. The plaintiff alleges that each member of our board of trustees and Related Capital breached fiduciary duties and/or aided and abetted breaches of fiduciary duties owed to our Company and our shareholders in approving our proposed acquisition of Related Capital. The amended complaint alleges, among other things, that the proposed purchase price for Related Capital is excessive, the transaction has been pursued and structured solely for the benefit of our trustees who are affiliated with Related Capital and the members of a special committee of our board of trustees consisting of our independent trustees are not independent because they are supposedly "dominated or controlled" by the trustees who are affiliated with Related Capital. Additionally, the amended complaint alleges that the defendants also breached fiduciary duties owed to a putative class of all of our shareholders (excluding the defendants and their affiliates) due to alleged dilution of the voting power and economic interests of our shareholders by the proposed transaction. The amended complaint further alleges that shareholder ratification of the proposed transaction supposedly will not be effective and our trustees allegedly will not "disclose the true nature and purpose of the proposed transaction." The amended complaint seeks declaratory and injunctive relief, including enjoining the consummation of the proposed acquisition, and unspecified amounts of compensatory damages, costs, disbursements and attorneys' fees.

        Although the defendants in this action do not believe that the plaintiff's allegations have merit, the defendants engaged in settlement negotiations solely in order to avoid unnecessary expenses. In June, 2003, our board of trustees and the special committee approved a memorandum of understanding setting forth terms of a proposed settlement, and in July, 2003, the parties to the litigation entered into a stipulation of compromise and settlement. While the proposed settlement is still subject to, among other things, court approval, certain terms of the proposed acquisition will change if the action is settled.

        In August, 2003, the court approved an order which, among other matters, conditionally certifies the action as a class action, set a hearing date of October 24, 2003 to consider approval of the settlement and ordered the defendants to distribute a notice of settlement to the members of the class. The notice of settlement was filed with the SEC on September 8, 2003 and mailed to members of the class on or about September 9, 2003.

        The individual defendants and Related Capital have informed us that if the case is not settled, they intend to defend against the plaintiff's claims vigorously.

Entity Structure

The following diagram depicts our organizational structure as of September 24, 2003:

                               [GRAPHIC OMITTED]

Our Offices

        Our principal executive offices, as well as those of our Manager and Related Capital, are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 421-5333.

                            DESCRIPTION OF OUR SHARES

        The following description of our shares does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our trust agreement and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Where you can find more information."

Overview

        Subject to limitations prescribed by Delaware law and our trust agreement, our board of trustees is authorized to issue 100,000,000 shares of beneficial interest (common, preferred and otherwise), to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms.

        As of the date of this prospectus, our issued and outstanding shares of beneficial interest consist of common shares and CRA Shares. One of our subsidiaries, Charter Mac Equity Issuer Trust, has also issued preferred equity. See "Description of our Preferred Shares" below. All of our common shares outstanding are currently listed for trading on the American Stock Exchange under the symbol "CHC."

        Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, we may issue additional shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Delaware law and as established by our board of trustees.

Description of our Common Shares

        General. Our common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

        Distributions. Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. We anticipate that we will pay distributions on our common shares quarterly, subject to declaration by our board of trustees.

        Voting Rights. Our common shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. Holders of our common shares, as a class, have the power to vote on all matters presented to our shareholders, except as otherwise provided by Delaware law. Pursuant to our trust agreement, our common shareholders are entitled to one vote per common share on all matters voted on by shareholders and, except as provided in our trust agreement in respect of any other class or series of beneficial interests, the holders of such common shares exclusively possess all voting power and have been granted the right to vote upon: (i) the election of our board of trustees,
(ii) our merger, consolidation or termination and dissolution, (iii) sale of all or substantially all of our assets and (iv) amendment of our trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

        Registrar and Transfer Agent. The registrar and transfer agent for our common shares is EquiServe Trust Company, N.A., P.O. Box 8694, Edison, NJ, 08818.

        Registration Rights. In connection with the issuance of the Series A CRA Shares to the selling shareholder, we entered into registration a rights agreement with respect to those shares. We are filing a registration statement of which this prospectus is a part pursuant to this agreement. The common shares which we will issue upon exchange of these Series A CRA Shares will be listed on the American Stock Exchange on or prior to the effective date of the registration statement of which this prospectus is a part.

        The registration rights agreement provides that we will indemnify and hold harmless the selling shareholder against losses, claims, damages, or liabilities (or actions in respect thereof) to which such individuals may become subject under Federal and state securities laws which arise out of (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment or supplement thereto) pursuant to which their common shares were registered under the Securities Act of 1933, as amended, (ii) any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto), or
(iii) the omission or alleged omission from a registration statement or prospectus (or amendments thereto) of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The registration rights agreement also provides that we will reimburse the selling shareholder (and the officers, directors or controlling persons of the selling shareholder) for any legal or any other expenses reasonably incurred by such individuals in connection with investigating or defending any such loss, claim, damage, liability or action.

        However, the indemnity discussed above does not apply to the selling shareholder if the loss, claim, damage or liability arises out of (i) any untrue statement or omission made by us in a registration statement or prospectus (or any amendment or supplement thereto) in reliance upon, and in conformity with, written information furnished to us by the selling shareholder specifically for use in, or the preparation of, such registration statement or prospectus (or any amendment or supplement thereto), or (ii) such selling shareholder's failure to deliver an amended or supplemental prospectus, after having been provided copies of any such amended or supplemental prospectus by us, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred.

Description of our Preferred Shares

    Community Reinvestment Act Preferred Shares

        We have issued, and may in the future issue, two separate series of preferred shares designated Convertible Community Reinvestment Act Preferred Shares. We collectively refer to both series of our Convertible Community Reinvestment Act Preferred Shares as our "CRA Shares." Our CRA Shares are entitled to the same economic benefits as our common shares but receive a preference with respect to certain regulatory benefits which are described below. With the exception of the conversion rate and notice provisions, the terms of both series of CRA Shares are the same.

        Our CRA Shares are intended to enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act. The Community Reinvestment Act, enacted in 1977, encourages banks and similar institutions insured by the Federal Deposit Insurance Corporation to invest in projects that promote community development, particularly in low and moderate income neighborhoods. The Community Reinvestment Act does this by awarding such banks and similar institutions, "credits" based upon the amount of funds they invest in "qualifying" projects. Examples of qualifying projects include, among others, those investments that provide affordable housing for low or moderate income individuals, or fund activities that revitalize or stabilize low or moderate income areas. We invest in revenue bonds that fund these types of investments. We believe that an investment in our Company through our CRA Shares will qualify for credits under the Community Reinvestment Act. Each CRA shareholder may be entitled to an allocation of these credits based upon the aggregate amount of their investment in us, for Community Reinvestment Act purposes.

        Our CRA Shares rank (i) on parity (pro rata based on the number of shares) with our common shares and all other CRA Shares with respect to payment of distributions and rights upon our liquidation, dissolution and winding up and
(ii) pari passu with all other CRA Shares with respect to CRA Credit allocations. Our income and loss is also allocated pro rata (based on the number of shares) among our common shareholders and our CRA shareholders. In this regard, in the event of (i) the payment of distributions payable in our common shares or securities convertible into our common shares, (ii) the issuance to all holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share, and (iii) all other distributions to the holders of our common shares or evidences of our indebtedness or our assets, our CRA shareholders will receive for each CRA Share held, the same payment, issuance or distribution payable for each common share held. For example, if we pay a distribution with respect to our common shares or to securities convertible into our common shares, and common shareholders are entitled to receive two common shares for each common share they hold, the CRA shareholders will also receive two common shares for each CRA Share they hold. In connection with the foregoing payments, issuances or distributions, we will take whatever actions we consider to be advisable in order that both our common and CRA shareholders will be treated the same for federal income tax purposes.

        As of the date of this prospectus, our outstanding CRA Shares consisted of 6,892,356 CRA Shares which are convertible into 6,774,655 of our common shares

    Charter Mac Equity Issuer Trust--Preferred Shares

        One of our subsidiaries, the Equity Trust, has issued preferred shares to institutional investors with an aggregate liquidation amount of approximately $273.5 million. Attributes of each series of Cumulative Preferred Shares are as follows:

                                              Total
                                           Liquidation
                                              Amount                          Annual
        Preferred Series                 ($ in thousands)                 Dividend Rate

-------------------------------------------------------------------------------------------
        Series A                              90,000                          6.625%
        Series A-1                            24,000                          7.100%
        Series A-2                            31,000                          6.300%
        Series A-3                            30,000                          6.800%
        Series B                              55,000                          7.600%
        Series B-1                            18,500                          6.800%
        Series B-2                            25,000                          7.200%
-------------------------------------------------------------------------------------------

        We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares, Series A-2 Cumulative Preferred Shares and Series A-3 Cumulative Preferred Shares as the "Series A Shares." We collectively refer to the Series B Subordinate Cumulative Preferred Shares, Series B-1 Subordinate Cumulative Preferred Shares and Series B-2 Subordinate Cumulative Preferred Shares as the "Series B Shares." We also collectively refer to the Series A Shares and the Series B Shares as the "Cumulative Preferred Shares."

        The Cumulative Preferred Shares are not convertible into common shares of the Equity Trust or our common shares. The Cumulative Preferred Shares have an annual preferred dividend payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, but only upon declaration thereof by the Equity Trust's board of trustees and only to the extent of the Equity Trust's tax-exempt income (net of expenses) for the particular quarter. Since inception, all quarterly distributions have been declared at the stated annualized dividend rate for each respective series.

        The Series A Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate, the remarketing date, the mandatory repurchase date and the liquidation amount per share. The Equity Trust may not redeem the Series A, A-1 and A-2 preferred shares before June 30, 2009 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to their respective per share liquidation amounts plus an amount equal to all distributions accrued but unpaid on the Series A, A-1 and A-2 preferred shares. The Equity Trust may not redeem the Series A-3 preferred shares before October 31, 2014 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to its per share liquidation amount plus an amount equal to all distributions accrued but unpaid on the Series A-3 preferred shares. Holders of the Series A Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series A, Series A-1 and Series A-2 preferred shares, and each holder of the Series A-3 preferred shares, will be required to tender its shares to the Equity Trust for mandatory repurchase on June 30, 2049 and October 31, 2052, respectively, unless the Equity Trust decides to remarket the shares on such dates.

        The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to the Series B Shares and all classes or series of common shares of the Equity Trust and, therefore, effectively rank senior to our common shares, our CRA Shares and our preferred shares, if any.

        The Series B Shares all have identical terms, except as to the distribution commencement date, the annual preferred dividend rate, the remarketing date and the mandatory repurchase date. The Equity Trust may not redeem the Series B and Series B-1 preferred shares before November 30, 2010 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to their per share liquidation amount plus an amount equal to all distributions accrued but unpaid on the Series B and Series B-1 preferred shares. The Equity Trust may not redeem the Series B-2 preferred shares before October 31, 2014, and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to its per share liquidation amount plus an amount equal to all distributions accrued but unpaid on the Series B-2 preferred shares. Holders of the Series B Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series B and Series B-1 preferred shares and each holder of the Series B-2 preferred shares will be required to tender its shares to the Equity Trust for mandatory repurchase on November 30, 2050 and October 31, 2052, respectively, unless the Equity Trust decides to remarket the shares on such dates.

        The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust and, therefore, effectively rank senior to our common shares, our CRA Shares and our preferred shares, if any, and junior to the Series A Shares.

        The Equity Trust is subject to, among others, the following covenants with respect to the Cumulative Preferred Shares:

        Tax-exempt interest and distributions. The Equity Trust may only acquire new investments that it reasonably believes will generate interest and distributions excludable from gross income for federal income tax purposes. The Equity Trust will dispose of any investment the interest on which becomes includable in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

        Leverage. The Equity Trust will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation except if (i) the Equity Trust is not in default under its trust agreement, (ii) the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio on the portfolio is less than 0.6 to 1.0.

        Failure to pay distributions. If the Equity Trust has not paid in full six consecutive quarterly distributions on the Cumulative Preferred Shares, the Equity Trust is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to the Equity Trust, us, our Manager or Related Capital.

        Allocation of Taxable Interest Income and Market Discount. The Equity Trust will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where the Equity Trust acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

        Limitation on Issuance of Preferred Equity Interests. The Equity Trust may not issue preferred equity interests that are senior to the Series A Shares without the consent of a majority of the holders of the Series A

Shares. The Equity Trust may not issue any preferred equity interests that are equal in rank to the Cumulative Preferred Shares unless certain conditions are met, including that the amount of such preferred equity interests is limited, the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares to holders, and there is no default or event of default under the Equity Trust's trust agreement.

Trust Agreement and Bylaw Provisions and Certain Provisions of Delaware Law

        Our Board of Trustees. Our business and affairs are managed by our board of trustees. Our board of trustees consists of not less than three nor more than nine trustees, one-third of which must be independent, which means they may not be our officers or employees, related to our officers nor represent concentrated or family holdings of our voting interests, and who, in the view of our board of trustees, are free from any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to our affairs.

        Our board of trustees currently has eight managing trustees, three of whom are independent trustees. Our board of trustees establishes written policies on investments and borrowings and monitors our administrative procedures, investment operations and performance as well as monitoring our Manager to assure that such policies are carried out. The independent trustees are responsible for reviewing our investment policies not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of our shareholders.

        We have annual shareholder meetings to re-elect a portion of our managing trustees, who will generally serve staggered, three-year terms. Election of each managing trustee requires the approval of a plurality of the votes cast by the holders of common shares in person or by proxy at our annual meeting. Our trust agreement provides that (i) with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only
(a) pursuant to our Company's notice of the meeting, (b) by the board of trustees, or (c) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our trust agreement, and (ii) with respect to special meetings of shareholders, only the business specified in our Company's notice of meeting may be brought before the meeting of shareholders.

        A vacancy in our board of trustees created by the death, resignation, or incapacity of a managing trustee (within the limits referred to above) may be filled by the vote of a majority of the remaining managing trustees (with respect to a vacancy created by the death, resignation, or incapacity of an independent trustee, the remaining independent trustees shall nominate a replacement). A vacancy in our board of trustees created by an increase in the number of managing trustees may be filled by a majority vote of the entire board of trustees. Any managing trustee may resign at any time. Our trust agreement provides that, subject to the right of the holders of any class of shares to elect additional managing trustees, managing trustees may be removed by the affirmative vote of a majority of our common shares then outstanding with or without cause. Wilmington Trust Company, a Delaware banking corporation, is also one of our trustees. Wilmington Trust Company has been appointed as registered trustee solely to satisfy certain requirements of the Delaware Act and its duties and responsibilities with respect to us and our shareholders are very limited.

        Additional Classes and Series of Shares. Our trust agreement authorizes us to issue 100,000,000 shares and authorizes our board of trustees to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. We believe that the ability of our board of trustees to issue one or more classes or series of beneficial interests provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, the additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders. See "Risk Factors--Risks relating to our Company and the operation of our business--There are possible adverse effect arising from shares available for future sale." Although our board of trustees has no intention at the present time of doing so, it could issue a class or series that could, depending on the



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terms of such class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

        Advance Notice of Managing Trustee Nominations and New Business. Our bylaws provides that (i) with respect to an annual meeting of common shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by common shareholders may be made only (a) pursuant to our notice of meeting, (b) by our board of trustees, or (c) by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our trust agreement, and (ii) with respect to special meetings of common shareholders, only the business specified in our notice of meeting may be brought before the meeting of common shareholders, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by our board of trustees, or (c) provided that our board of trustees has determined that managing trustees shall be elected at such meeting, by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

        The advance notice provisions set forth in our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of common shares or otherwise be in their best interest.

        Term and Dissolution. We have perpetual existence, but may be dissolved at an earlier date if certain contingencies occur. The contingencies whereby we may be dissolved are as follows:

        o If a management agreement is in effect between our Company and a manager which is an affiliate of Related Capital, we may be dissolved in one of two ways: (i) we may be dissolved if the manager recommends dissolution of our Company in writing to our board of trustees, our board of trustees concurs in such recommendation and the dissolution is approved by the affirmative vote of the holders of more than 50% of our outstanding common shares together with any other class or series of shares entitled to vote on the matter; or (ii) our board of trustees recommends dissolution of our Company and the dissolution is approved by the affirmative vote of two-thirds of the votes of our shareholders entitled to vote on the matter.

        o If a management agreement referred to above is not in effect, we may be dissolved upon the recommendation of our board of trustees and the affirmative vote of the holders of more than 50% of our outstanding common shares together with any other class or series of shares entitled to vote on the matter.

        o Finally, we may be dissolved by order of a court of competent jurisdiction to judicially dissolve our Company if it is no longer reasonably practicable to continue the business and affairs of our Company as contemplated by our trust agreement.

        Upon dissolution of our Company, our assets will be liquidated and the proceeds of liquidation will be applied first to the satisfaction (whether by payment or reasonable provision for payment thereof) of obligations of our Company to third parties (including holders of senior interests created through our securitization programs and preferred shareholders of our subsidiaries), second to our Manager or its affiliates who are creditors of our Company and third to payment of liquidation expenses. Any remaining proceeds will then be distributed to our shareholders.

        Change of Control; Anti-Takeover Provisions. Our trust agreement contains provisions that might have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for our common shares, or otherwise be in the best interest of our shareholders. See "Risk Factors--Risks relating to our Company and the operation of our business--Our anti-takeover provisions may discourage third-party proposals--Our Manager's Rights Under our Management Agreements" for a discussion of these anti-takeover provisions.

        Voting Rights of our Shareholders. Our shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. The common shareholders, as a class, have the right to vote upon:

        a. the election of our board of trustees;

        b. merger, consolidation or conversion and dissolution of our Company;

        c. sale of all or substantially all of our assets; and

        d. amendment of our trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

        Amendments to our Trust Agreement. In general, our trust agreement may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares then outstanding and entitled to vote thereon.

        Meetings. We will hold annual meetings of our common shareholders to elect managing trustees whose terms have expired. Our board of trustees may at any time call a meeting of common shareholders or call for a vote, without a meeting, of the common shareholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of a written request therefor of common shareholders holding 10% or more of the outstanding common shares.

        Borrowing Policies. Our trust agreement provides that we will be allowed to incur debt or other financing of up to 50% of our total market value (measured as of the date such leverage is incurred).

        Indemnification and Limitation of Liability. The Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, a trustee, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or a beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof. In addition, the Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, an officer, employee, manager or other person acting on behalf of the statutory trust, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or the beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof.

        The Delaware Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instrument of a statutory trust, a statutory trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

        Our trust agreement requires us to indemnify our present and former trustees, among others (any such person, an "indemnified party"), against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnified party actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain
(i) a written affirmation by the indemnified party of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by our Company as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former indemnified party who served a predecessor of our Company in such capacity, and to any employee or agent of our Company or a predecessor of our Company.

        We have obtained a liability insurance policy for our trustees (as well as our Manager).

        Liability of Shareholders. We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Act, our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

        In general, stockholders of Delaware corporations are not personally liable for the payment of a corporation's debts and obligations. They are liable only to the extent of their investment in the Delaware corporation. In addition, under the Delaware Act, neither the existence of certain powers in our trust agreement that may be exercised by our shareholders nor the exercise of such powers will cause such shareholders to be deemed to be a trustee of our Company or to be held personally liable for our acts, omissions and obligations.

        The principles of law governing the limitation of liability of beneficial owners of a statutory trust have not been authoritatively established as to statutory trusts organized under the laws of one jurisdiction but operating or owning property, incurring obligations or having beneficiaries resident in other jurisdictions. A number of states have adopted legislation containing provisions comparable to the provisions of the Delaware Act. Accordingly, in such states, the limitation of liability of our shareholders provided by the Delaware Act should be respected.

        In those jurisdictions which have not adopted similar legislative provisions, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdictions would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that the shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of common shares by the selling shareholder.

                        FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain of the federal income tax considerations which may be material to a typical shareholder who is a United States person and is based upon the Code, judicial decisions, final, temporary and proposed treasury regulations and administrative rulings and pronouncements of the IRS. No attempt has been made to comment on all federal income tax matters affecting our Company or our shareholders. The discussion does not purport to deal with federal income or other tax consequences applicable to an investment by certain categories of shareholders, including, without limitation, tax-exempt organizations, dealers in securities, banks, insurance companies, Subchapter S corporations, regulated investment companies, real estate investment trusts and persons who are not citizens or residents of the United States, and is not to be construed as tax advice.

        No ruling on the federal, state or local tax considerations relevant to the issuance of the common and preferred shares, the debt characterization of the revenue bonds, the tax-exempt character of interest on certain of the revenue bonds or other bond-related investments, the classification of our Company as a partnership, or any other issue relevant to this offering has been, or will be, requested from the IRS or from any other tax authority. Moreover, no assurance can be given that the conclusions reached by Paul Hastings will be accepted by the IRS or, if challenged by the IRS, sustained in court.

        This summary is based on current legal authority and there is no assurance that legislative or administrative changes or court decisions will not occur which could significantly modify the statements and opinions expressed herein, possibly with retroactive effect.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES TO YOU PRIOR TO PURCHASING OUR COMPANY'S COMMON SHARES.

General

        Entity status of our Company and our subsidiaries. Each holder of our shares will agree to treat our shares as a partnership interest for federal income tax purposes. Based upon representations from us, Paul Hastings has rendered its opinion that, although the issue is not free from doubt, we have been and are properly treated as a partnership, and not as a publicly traded partnership or association taxable as a corporation, for federal income tax purposes. Accordingly, our shareholders, subject to the discussion regarding publicly traded partnerships below, will be partners in such partnership for federal income tax purposes, and the allocations of tax-exempt income by us to the shareholders will be excludable from gross income for purposes of federal income taxation.

        Our common shares are publicly traded. In order for us not to be treated as a publicly traded partnership taxable as a corporation, 90% or more of our gross income each year must consist of interest and other types of passive income. Interest earned by our Company may only be included for purposes of this test if (a) the interest does not depend on the income or profits of any person and (b) the interest is not derived in the conduct of a financial business. We have represented that, in the current taxable year and future taxable years, we anticipate that income described in clause (a) will, together with any other non-qualifying income, constitute less than 10% of its gross income. There is no definitive guidance as to the level of activity that may, for purposes of clause
(b), cause us to be treated as if we were engaged in a financial business. There is no assurance that the IRS will not successfully contend that our Company is engaged in a financial business or earns more than 10% of our gross income from such a business and, therefore, is a publicly traded partnership taxable as a corporation.

        If our Company in any taxable year were taxable as a corporation for federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our shareholders and we would be required to pay income tax at corporate rates on any portion of our income that did not constitute tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our shareholders. In addition, distributions from our Company to our shareholders would be ordinary dividend income to such shareholders to the extent of our earnings and profits, which would include our tax-exempt income as well as any other taxable income we might have. Payments of such distributions would not be deductible by our Company. Similarly, if any of our subsidiaries (other than CM Corp. and PW Funding) were treated as a corporation for federal income tax purposes, rather than as a partnership or a disregarded entity, adverse consequences could result.

        Treatment as a Taxable Mortgage Pool Taxable as a Corporation. If, for federal income tax purposes, we were classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Code, we would be taxable as a corporation. A taxable mortgage pool is an entity (i) substantially all of the assets of which consist of debt obligations and more than 50% of such debt obligations consists of real estate mortgages, (ii) which is an obligor of debt with two or more maturities and (iii) under the terms of the debt obligations under clause (ii), payments bear a relationship to payments on the debt obligations described in clause (i). Although we have no debt obligations, the IRS has the authority to treat certain equity interests in issuers as debt for purposes of the taxable mortgage pool rules. However, we will not be treated as a taxable mortgage pool because of the absence of any relationship between the timing of payments on the debt obligations we hold (i.e., revenue bonds) and the timing of distributions on our equity interests (i.e., common and preferred shares).

        Taxation of CM Corp. and PW Funding. Unlike our other subsidiaries, CM Corp. and PW Funding are taxable corporations, and will be required to pay income tax to the extent they realize taxable income. It is possible that the IRS may not agree with our determinations as to which expenses are allocable to CM Corp. and PW Funding and their ability to reduce their taxable income, and which expenses are allocable to us or our other subsidiaries. If all or a portion of the expenses that we allocate to CM Corp. and PW Funding are determined not to be deductible by CM Corp. or PW Funding, they could be required to pay additional tax, as well as interest and penalties. In addition, any dividends paid by CM Corp. to us will be treated as ordinary income to us to the extent of CM Corp.'s earnings and profits, and any gain that may be realized if all or a portion of our ownership interest in CM Corp. is sold will result in taxable income.

Certain income tax considerations relating to our Company and our shareholders

        Taxation of our Company and our shareholders. A partnership is not subject to federal income tax. Assuming we are classified as a partnership for tax purposes and not a publicly traded partnership taxable as a corporation, our Company will not be subject to federal income tax and each shareholder will be required to report on their income tax return their distributive share of our income, gain, loss, deduction and items of tax preference and will be subject to tax on their distributive share of our taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder in the shareholder's taxable year within which or with which our taxable year ends. Thus, shareholders may be required to accrue income, without the current receipt of cash, if our Company does not make cash distributions while generating taxable income. Consequently, although it is not anticipated, a shareholder's tax liability with respect to its share of our taxable income may exceed the cash actually distributed in a given taxable year. We currently use the calendar year as our taxable year.

        We will file a federal tax return on Form 1065 and will provide information as to each shareholder's distributive share of our income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of our fiscal year. In preparing such information, we will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder's allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expenses to our Company and our shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See "--Tax returns, audits, interest and penalties."

        Tax-Exempt Income. We expect that substantially all of our interest income will constitute tax-exempt income. There are risks that certain amounts of interest income that our Company will report as tax-exempt may not qualify for such treatment. See "Risk Factors--Risks relating to our Company and the operation of our business--

The value of our common shares and our ability to make distributions of federally tax-exempt income depends upon the application of tax laws--Tax-exemption of our revenue bonds" and "--Taxable income." In addition, if the intended tax treatment of any of our subsidiaries other than CM Corp. and PW Funding were successfully challenged by the IRS, all or a part of the income derived by such subsidiaries may be subject to tax.

        Allocation of income. Generally, built in gain or loss in our assets prior to the admission of our shareholders will be allocated to our existing shareholders. We are permitted to account for changes in the value of our assets subsequent to the date of the admission of a shareholder under one of three methods. A portion of the subsequent losses from appreciated assets (i.e., fair market value in excess of tax basis) and subsequent gains from depreciated assets (i.e., fair market value less than tax basis) realized by a shareholder may be deferred as a result of one method we may employ.

        Capital gain upon sale of our assets. We may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain of our assets. Such sale or disposition may result in taxable capital gain.

        Shareholder's basis in shares. Your adjusted basis in our shares is relevant in determining the gain or loss on the sale or other disposition of our shares and the tax consequences of a distribution from our Company. See "--Treatment of cash distributions to our shareholders from our Company." In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of our net loss, if any, to the extent of your adjusted basis in your shares.

        Your initial basis in newly issued common shares will be the purchase price for the common shares, increased by your share of items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by
(a) your share of items of Company loss and deduction (including any nondeductible expenses) and (b) any cash distributions you have received from our Company.

        Treatment of cash distributions to our shareholders from our Company. Cash distributions made to our shareholders will generally be treated as a non-taxable return of capital and will not generally increase or decrease your share of taxable income or loss from our Company. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes but would reduce your adjusted basis in your shares. Distributions of cash in excess of your adjusted basis in your common shares will result in the recognition of gain to the extent of such excess.

        Limitations on deductibility of losses. In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of our Company to the extent of your tax basis of your common shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to additional limitations on deducting losses of our Company.

        Limitation on the deductibility of interest expense. The Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder's allocable portion of any interest paid by our Company on our borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase our common shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part.

        In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities. However, to the extent that an investor's debt would be allocated to purchasing or carrying its shares, such shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of our Company comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). We will report to shareholders at the end of each year the average percentage of our assets (based on adjusted tax basis and capital account value) that were invested in obligations we believe were tax-exempt each year. It is uncertain whether an annual average or more frequent adjustments should be used.

        Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer's "investment interest" expense is further limited to the amount of such taxpayer's "net investment income."

        Alternative minimum tax. Except for qualified Section 501(c)(3) bonds, or certain revenue bonds that are grandfathered, interest on the revenue bonds generally is an item of tax preference for purposes of the alternative minimum tax. To the extent interest on any of the revenue bonds we own is such an item of tax preference, a portion of the income allocable to a shareholder also will be a tax preference item. Substantially all of our annual interest income is expected to constitute a tax preference item. This preference item may be reduced, but not below zero, by interest expense and other expenses that could not be deducted for regular tax purposes because the expenses were related to tax-exempt income generated by such preference bonds. To the extent interest on any of the revenue bonds owned by our Company is not a tax preference item, any corporation subject to the alternative minimum tax must nevertheless take such tax-exempt interest into account in determining its adjusted current earnings for purposes of computing its alternative minimum tax liability.

        Other federal income tax considerations. The Code contains certain provisions that could result in other tax consequences as a result of the ownership of revenue bonds by our Company or the inclusion in certain computations including, without limitation, those related to the corporate alternative minimum tax, of interest that is excluded from gross income.

        Ownership of tax-exempt obligations by our Company may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of our common shares should consult their own tax advisors as to the applicability of any such collateral consequences.

        Company expenses. We have incurred or will incur various expenses in connection with our ongoing administration and operation. Payment for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. We anticipate that a substantial portion of our ordinary expenses will be allocable to tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. We allocate our expenses in proportion to the amount of tax-exempt income and taxable income that we receive. Shareholders generally will not be permitted to deduct the portion of our expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in connection with obtaining financing from us directly to our Manager. We treat these fees as earned directly by our Manager for services our Manager renders to the borrowers. It is possible that the IRS could contend such fees should be treated as additional taxable income to us and additional expense. If such position were asserted and upheld, it would result in us recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to our other income, it could result in us being treated as a publicly traded partnership taxable as a corporation.

        The IRS may not agree with our determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciate d over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, our taxable income would be increased or our losses would be reduced.

        An individual shareholder's share of expenses of our Company (not including interest expenses) is a miscellaneous itemized deduction which is deductible only to the extent it, along with other miscellaneous itemized deductions, exceeds 2% of such individual shareholder's adjusted gross income and is not deductible for purposes of determining AMT.

        Section 754 election. We have not elected under Section 754 of the Code to adjust the basis of partnership property on the transfer of shares, by the difference between the transferee's basis for his shares and the transferee's allocable share of the basis of all property of our Company, but may do so in the future. Any such election would not apply to the contribution of cash to our Company in exchange for our shares.

        Backup withholding. Distributions to shareholders whose common shares are held on their behalf by a "broker" may constitute "reportable payments" under the federal income tax rules regarding "backup withholding." Backup withholding, however, would apply only if the shareholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the "broker") or (ii) furnished an incorrect Social Security number or taxpayer identification number. If "backup withholding" were applicable to a shareholder, we would be required to withhold, at the applicable rate, with respect to each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

        Issuance of additional shares. We may issue new shares to additional investors to finance the acquisition of additional investments. On any issuance of additional shares, we expect that we will adjust the capital accounts of the existing shareholders to reflect a revaluation of our property (based on their then fair market value, net of liabilities to which they are then subject).

        Tax returns, audits, interest and penalties. We will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during a taxable year after the end of each calendar year. We are not obligated to provide tax information to persons who are not shareholders of record.

        Any shareholder who sells or transfers a common share will be required to notify us of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include (i) the names and addresses of the transferor and the transferee, (ii) the taxpayer identification number of the transferor and, if known, of the transferee and (iii) the date of the sale or exchange. A shareholder will not be required to notify our Company of a sale or exchange of a common share if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify our Company of a sale or exchange may be subject to a $50 penalty for each such failure. We will treat any transferor shareholder who provides all of the information requested of the transferor on the depositary receipt as having satisfied this notification requirement.

        In addition, we must file a return notifying the IRS of any sale or exchange of a common share of which we have notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable temporary and proposed treasury regulations, including the fair market value of the selling shareholder's allocable share of unrealized receivables (including depreciation recapture, if any). If we do not know the identity of the beneficial owner of the common share, the record holder of such common share may be treated as the transferor or transferee, as the case may be.

        State, local and foreign income taxes. In addition to the federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in us and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing our investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in our common shares could also require our shareholders to file tax returns in various jurisdictions, although we are not aware of any current filing obligations.

        Under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes applicable to our Company. Such taxes may decrease the amount of distributions available to our shareholders. Shareholders are advised to consult with their tax advisors concerning the tax treatment of our Company, and the effects under the tax laws of the states applicable to us and our shareholders.

        The summary tax consequences set forth above is for general information only and does not address the circumstances of any particular shareholder. You should consult your own tax advisors as to the specific tax consequences of the purchase, ownership and disposition of our common shares, including the application of state, local and foreign tax laws.

                               SELLING SHAREHOLDER

        As described elsewhere in this prospectus, the selling shareholder may receive our common shares in exchange for its Series A CRA Shares. The following table sets forth, as of the date of this prospectus, the name of the selling shareholder, the number of common shares beneficially owned by the selling shareholder and the number and percentage of our common shares to be beneficially owned by the selling shareholder following the offering to which this prospectus relates. Since the selling shareholder may sell all, some or none of its shares that are to be offered by this prospectus, no estimate can be made of the aggregate number of common shares offered by this prospectus, or the aggregate number of common shares that will be owned by the selling shareholder upon completion of the offering to which this prospectus relates. Except as otherwise noted below, the selling shareholder has not, within the past three years, had any position, office or other material relationship with our Company.

        The common shares offered by this prospectus may be offered from time to time directly by the selling shareholder named below or by pledgees, donees, transferees or other successors in interest thereto:

                                                                                       Percentage
                                                                       Number of       of Common
                                                                     Common Shares     Shares to
                              Common Shares    Maximum Number of         to Be             Be
                               Beneficially      Common Shares       Beneficially     Beneficially
                              Owned Prior to   Which May Be Sold      Owned After     Owned After
           Name               this Offering        Hereunder       this Offering (1)   the Offering
---------------------------   --------------   -----------------   ----------------   -------------
Fleet National Bank              575,705            575,705               0                0%

Total                            575,705            575,705               0                0%


-----------------------

(1) Assumes sale of all common shares registered hereunder.

                              PLAN OF DISTRIBUTION

        This prospectus relates to the offer and sale from time to time by the person listed under the "Selling Shareholder" section of this prospectus of up to 575,705 common shares which it will receive if it requests conversion of its Series A CRA Shares. We have registered the selling shareholder's common shares for resale to provide the selling shareholder with freely tradeable securities. However, registration of the selling shareholder's common shares does not necessarily mean that the selling shareholder will offer or sell any of its shares. We will not receive any proceeds from the offering or sale of the selling shareholder's shares.

        The selling shareholder (or pledgees, donees, transferees or other successors in interest) may sell our common shares to which this prospectus relates from time to time on the American Stock Exchange, where our common shares are listed for trading, in other markets where our common shares are traded, in negotiated transactions, through underwriters or dealers, directly to one or more purchasers, through agents or in a combination of such methods of sale. The selling shareholder will sell our common shares at prices which are current when the sales take place or at other prices to which it agrees. All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares offered hereby will be borne by the selling shareholder.

        The selling shareholder may effect such transactions by selling the common shares offered hereby directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or the purchasers of the common shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or from purchasers of the shares which are the subject of this prospectus for whom they may act as agents, and underwriters may sell the shares which are the subject of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We have agreed to indemnify the selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

        The common shares which are the subject of this prospectus may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares which are the subject of this prospectus may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the American Stock Exchange; (e) privately negotiated transactions (including transactions pursuant to Rule 144 under the Securities Act); and (f) underwritten transactions. The selling shareholder and any underwriters, dealers or agents participating in the distribution of the shares which are the subject of this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by the selling shareholder and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act. The selling shareholder has not informed us as to its plan of distribution.

                                     EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

        Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York, and Greenberg Traurig, LLP, Philadelphia, Pennsylvania. The validity of the shares will be passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 under the Securities Act to register the shares offered by this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding our Company. You may access the SEC's web site at http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Judiciary Plaza, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common shares are listed on the American Stock Exchange under the symbol "CHC."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on April 4, 2003 (SEC File No. 001-13237);

        o Our Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed with the SEC on August 14, 2003 (SEC File No. 001-13237);

        o Our Quarterly Report on Form 10-Q for the period ended March 31, 2003, filed with the SEC on may 15, 2003 (SEC File No. 001-13237);

        o Our Definitive Proxy Statement dated September 5, 2003 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders to be held on October 29, 2003 (SEC File No. 001-13237);

        o Our Definitive Additional Proxy Materials filed with the Commission on September 9, 2003 (SEC File No. 001-13237);

        o Our Current Report on Form 8-K filed with the Commission on September 8, 2003 (SEC File No. 001-13237);

        o Our Current Report on Form 8-K filed with the Commission on July 24, 2003 (SEC File No. 001-13237);

        o Our Current Report on Form 8-K filed with the Commission on June 30, 2003 (SEC File No. 001-13237);

        o Registration Statement on Form 10 and Form 10/A dated July 31, 1997 and filed on August 1, 1997; and as amended and filed on September 23, 1997 (SEC File No. 001-13237).

        You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

                  Charter Municipal Mortgage Acceptance Company
                               625 Madison Avenue
                            New York, New York 10022
                               Attn: Brenda Abuaf
              Telephone requests may be directed to (212) 421-5333.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

        You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

        Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The estimated expenses in connection with the offering are as follows:

        Securities and Exchange Commission registration fee......$   899.35
        Accounting fees and expenses............................. 10,000.00
        Legal fees and expenses.................................. 10,000.00
        Miscellaneous............................................  5,000.00
                                                                 ------------
               TOTAL.............................................$25,899.35

ITEM 15.       INDEMNIFICATION OF TRUSTEES AND OFFICERS.

        Section 3817(a) of the Delaware Code authorizes a business trust to indemnify and hold harmless any trustee, or beneficial owner or other person from and against any and all claims and demands whatsoever. Section 14.1 of the Registrant's Amended and Restated Trust Agreement provides for the indemnification of directors and officers. Article XII of the Registrant's By-laws also provides for indemnification of its officers.

        In addition to the above, our Company has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with our Company, whether or not our Company is required or has the power to indemnify them against the same liability.


Item 16.       Exhibits.



3.1          Certificate of Business Trust of the Registrant     Incorporated  by  reference to
                                                                 the Registrant's  registration
                                                                 statement   on  Form  10,  SEC
                                                                 file no. 00113237)

3.2          Certificate   of  Amendment  of   Certificate   of  Incorporated  by  reference to
             Business  Trust  of  the  Registrant  dated  as of  the Registrant's  registration
             April 30, 1997                                      statement   on  Form  10,  SEC
                                                                 file no. 00113237)

3.3          Amended  and  Restated  Trust   Agreement  of  the  Incorporated  by  reference to
             Registrant, dated as of September 30, 1997,         the    Registrant's    Current
                                                                 Report on Form 8-K, filed with
                                                                 the  SEC on  March  19,  1998,
                                                                 (SEC File No. 001-13237)

3.4          Amendment  No.1 to the Amended and Restated  Trust  Incorporated  by  reference to
             Agreement of the Registrant                         the Registrant's  registration
                                                                 statement on Form S-3/A, filed
                                                                 with the SEC on April 6, 2001,
                                                                 (SEC File No. 001-13237)

3.5          Amendment  No.2 to the Amended and Restated  Trust  Incorporated  by  reference to
             Agreement of the Registrant                         the Registrant's  registration
                                                                 statement on Form S-3/A, filed
                                                                 with the SEC on April 6, 2001,
                                                                 (SEC File No. 001-13237)

3.6          Amendment  No.3 to the Amended and Restated  Trust  Filed herewith
             Agreement of the Registrant

3.7          Amended and Restated Bylaws of the Registrant       Incorporated  by  reference to
                                                                 Exhibit     3.2     in     the
                                                                 Registrant's  Annual Report on
                                                                 Form  10-K/A-1  for the fiscal
                                                                 year ended December 31, 1999

3.8 Amendment No.1 to the Amended and Restated Bylaws Filed herewith of the Registrant

3.9 Amendment No.2 to the Amended and Restated Bylaws Filed herewith of the Registrant

4.1          Specimen Share Certificate                          Incorporated  by  reference to
                                                                 the   Registrant's   Amendment
                                                                 No.  1 on  Form  10/A  to  the
                                                                 Registrant's      Registration
                                                                 Statement  on Form  10,  (File
                                                                 No. 001-13237)

5.1          Opinion  of  Richards,   Layton  &  Finger,   P.A.  Filed herewith
             regarding the legality of the securities being registered

8.1 Opinion of Paul, Hastings, Janofsky & Walker LLP Filed herewith regarding certain tax matters

8.2          Opinion  of   Greenberg  Traurig,  LLP   regarding  Filed herewith
             certain tax matters

23.1         Consent of Deloitte & Touche LLP                    Filed herewith

23.2         Consent  of  Richards,   Layton  &  Finger,   P.A.  Filed herewith
             (included in Exhibit 5.1)

23.3 Consent of Paul, Hastings, Janofsky & Walker, LLP Filed herewith (included in the opinion filed as Exhibit 8.1)

23.4 Consent of Greenberg Traurig, LLP (included in the Filed herewith opinion filed as Exhibit 8.2)

24.1 Power of Attorney (included on signature page Filed herewith hereto)

99.1         Registration Rights Agreement                       Filed herewith


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Charter Municipal Mortgage Acceptance Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 24th day of September, 2003.


                       CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY A Delaware business trust (registrant)

                              By:   /s/ Stuart J. Boesky
                                    -------------------------------------
                                    Name:  Stuart J. Boesky
                                    Title: President and Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Stuart J. Boesky and Stuart A. Rothstein, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                        Title                                  Date
---------                        -----                                  ----
/s/ Stuart J. Boesky
--------------------             Managing Trustee, President and        September 24, 2003
Stuart J. Boesky                 Chief Executive Officer

/s/ Stephen M. Ross
-------------------              Managing Trustee and Chairman of       September 24, 2003
Stephen M. Ross                  the Board

/s/ Peter T. Allen
------------------               Managing Trustee                       September 24, 2003
Peter T. Allen

/s/ Arthur P. Fisch
-------------------              Managing Trustee                       September 24, 2003
Arthur P. Fisch

/s/ Alan P. Hirmes
------------------               Managing Trustee, President and        September 24, 2003
Alan P. Hirmes                   Chief Executive Officer

/s/ Charles L. Edson
--------------------             Managing Trustee                       September 24, 2003
Charles L. Edson

/s/ Michael J. Brenner
----------------------           Managing Trustee                       September 24, 2003
Michael J. Brenner

/s/ Thomas W. White
-------------------              Managing Trustee                       September 24, 2003
Thomas W. White

/s/ Stuart A. Rothstein
-----------------------          Chief Financial Officer and Chief      September 24, 2003
Stuart A. Rothstein              Accounting Officer


                                  EXHIBIT INDEX


Exhibit No.                  Description
-----------                  -----------


3.1          Certificate of Business Trust of the Registrant

3.2          Certificate   of  Amendment  of   Certificate   of
             Business Trust of the Registrant dated as of April 30, 1997

3.3          Amended  and  Restated  Trust   Agreement  of  the
             Registrant, dated as of September 30, 1997,

3.4          Amendment  No.1 to the Amended and Restated  Trust
             Agreement of the Registrant

3.5          Amendment  No.2 to the Amended and Restated  Trust
             Agreement of the Registrant

3.6          Amendment  No.3 to the Amended and Restated  Trust
             Agreement of the Registrant

3.7          Amended and Restated Bylaws of the Registrant

3.8 Amendment No.1 to the Amended and Restated Bylaws of the Registrant

3.9 Amendment No.2 to the Amended and Restated Bylaws of the Registrant

4.1          Specimen Share Certificate

5.1          Opinion  of  Richards,   Layton  &  Finger,   P.A.
             regarding the legality of the securities being registered

8.1 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding certain tax matters

8.2          Opinion  of   Greenberg  Traurig,  LLP   regarding
             certain tax matters

23.1         Consent of Deloitte & Touche LLP

23.2         Consent of Richards, Layton & Finger, P.A.

23.3         Consent of Paul, Hastings, Janofsky & Walker, LLP

23.4         Consent of Greenberg Traurig, LLP

24.1         Power of Attorney

99.1         Registration Rights Agreement